UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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PEABODY ENERGY CORPORATION
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Notice of 2021 Annual Meeting of Stockholders to be held May 6, 2021

Proxy Statement

2021

Our mission is to create superior value for
shareholders as the leading global supplier
of coal, which enables economic prosperity
and a better quality of life.

Our Values

•	Safety: We commit to safety and health as a way of life.
•	Customer Focus: We provide customers with quality products and excellent service.
•	Leadership: We have the courage to lead, and do so through inspiration, innovation, collaboration and execution.
•	People: We offer an inclusive work environment and engage, recognize and develop employees.
•	Excellence: We are accountable for our own success. We operate cost-competitive mines by applying continuous improvement and technology-driven solutions.
•	Integrity: We act in an honest and ethical manner.
•	Sustainability: We take responsibility for the environment, benefit our communities and restore the land for generations that follow.

Peabody Plaza

701 Market Street

St. Louis, Missouri 63101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2021

Peabody Energy Corporation (“Peabody” or the “company”) will hold its 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) at the Marriott St. Louis West, 660 Maryville Centre Drive, St. Louis, Missouri 63141 and virtually via the internet at http://www.virtualshareholdermeeting.com/BTU2021 on Thursday, May 6, 2021, at 9:00 a.m. Central Time to:

1.	Elect 11 directors for a one-year term;
2.	Approve, on an advisory basis, our named executive officers’ compensation;
3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and
4.	Transact any other business as may properly come before the 2021 Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 11, 2021 as the record date for determining stockholders of Peabody entitled to receive notice of and vote at the 2021 Annual Meeting and any adjournment or postponement thereof.

In light of potential concerns relating to the coronavirus (COVID-19), we strongly encourage you to vote your shares by proxy prior to the 2021 Annual Meeting and, if you plan to attend the 2021 Annual Meeting, to do so virtually via the internet. If we determine it is not possible or advisable to hold, or allow stockholders to attend, the 2021 Annual Meeting in person, we will announce the decision to hold the meeting virtually only over the internet in advance. Whether you attend the meeting in person or virtually, you will be able to vote your shares and participate in the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2021 ANNUAL MEETING IN PERSON OR VIRTUALLY VIA THE INTERNET, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Scott T. Jarboe
Chief Legal Officer and Corporate Secretary

March 25, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 6, 2021.

The Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended

December 31, 2020 are available at www.proxyvote.com.

IMPORTANT NOTICE REGARDING ADMISSION TO THE 2021 ANNUAL MEETING

We ask that stockholders or their legal proxy holders who wish to attend the 2021 Annual Meeting preregister with Peabody’s Investor Relations Department no later than 5:00 p.m. Central Time on Friday, April 30, 2021. For complete instructions for preregistering, see page 75 of this Proxy Statement.

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the 2021 Annual Meeting of Stockholders on Thursday, May 6, 2021. In light of the ongoing COVID-19 pandemic, we will be hosting a hybrid annual meeting this year in St. Louis, Missouri and online.

As we all know, 2020 was a particularly challenging year for many people and sectors across the globe. The pressures of the ongoing pandemic have been felt by our employees, customers and communities in which we operate, as well as you, our shareholders, and too many others across the world being inflicted with the pain and suffering it has caused. Economies rightly slowed to help prevent the spread of the virus, contributing to the disruption of supply and demand of our product as well as significant financial hardship for the company.

Against this challenging backdrop, the company took multiple steps to better position the business, including lowering costs per ton, negotiating a new capital structure and resolving hundreds of millions of dollars of surety collateral demands. This new capital structure provides Peabody with additional flexibility to further reduce cash costs and capture potential seaborne market improvements by extending the majority of the company’s debt maturities to December 2024.

What we do is as important as how we do it – which means employing strong ESG practices. On the environmental front, over the past five years, Peabody has restored more than 1.3 acres of mines land for every acre disturbed. In addition, our North Antelope Rochelle Mine won the Wyoming Department of Environmental Quality’s 2020 Excellence in Mining Reclamation Award for coal.

Furthermore, from a social standpoint, despite the headwinds we faced in 2020, the mines rightly kept safety at the forefront. In line with the broader U.S. coal industry which had its safest year on record, Peabody mines achieved numerous safety accomplishments. For the second consecutive year, there were no fatalities at any Peabody operated-mine.

While this year was challenging on many fronts, as Chairman of the Board, I’m confident our good governance practices have remained intact and have and will continue to remain at the forefront of all we do. We welcomed Dave Miller, Samantha Algaze and Darren Yeates to the Board of Directors in February 2020. Later in the year, we also added William Champion and bid farewell to Teresa Madden and Kenneth Moore.

As we enter 2021, we do so with a focus on further strengthening our operational performance as we look to build upon the foundation we laid in 2020 for future value creation. We continue to believe coal is an essential product to fuel baseload electricity generation for emerging and developed countries and create the steel needed to build foundation infrastructure.

Thank you for your time and ongoing support of Peabody.

Bob Malone

Chair of the Board

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding Peabody’s 2020 performance, please review Peabody’s Annual Report on Form 10-K for the year ended December 31, 2020. This Proxy Statement and related materials were first made available on the internet or mailed to stockholders on or about March 25, 2021.

2021 Annual Meeting Overview

Date and Time	May 6, 2021 at 9:00 a.m. Central Time

Place	Marriott St. Louis West, 660 Maryville Centre Drive, St. Louis, Missouri 63141 and online at http://www.virtualshareholdermeeting.com/BTU2021
Virtual Meeting	As part of our precautions regarding COVID-19, our meeting will be also available virtually on the Internet at http://www.virtualshareholdermeeting.com/BTU2021. If we determine it is not possible or advisable to hold, or allow stockholders to attend, the 2021 Annual Meeting in person, we will announce the decision to hold the meeting virtually only over the internet in advance and provide stockholders with comprehensive information on their ability to participate in the meeting.

Record Date	March 11, 2021

Voting

Stockholders of record as of the close of business on the record date are entitled to vote. Each share of Common Stock of Peabody (“Common Stock”) is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Stock Outstanding on Record Date	98,325,215 shares of Common Stock

ROADMAP OF VOTING MATTERS

Stockholders are being asked to vote on the following matters at the 2021 Annual Meeting:

Proposals
Proposal	Board Recommendation	More Information

1. Election of directors.	FOR each Nominee	Page 10

2. Advisory approval of Peabody’s named executive officers’ compensation.	FOR	Page 58

3. Ratification of the appointment of Ernst & Young LLP as Peabody’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	FOR	Page 63

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GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance, which we believe promotes the long-term interests of stockholders. The Corporate Governance section beginning on page 24 describes our governance framework, which includes the following highlights:

Governance Highlights

Board Practices	Stockholder Matters
✓ Non-Executive Chair	✓ Active and Ongoing Stockholder Outreach
✓ 9 of 11 Directors Are Independent	✓ Annual “Say-on-Pay” Advisory Vote
✓ Independent Board Committees	✓ Proxy Access Rights
✓ Regular Executive Sessions of Independent Directors	✓ Stockholder Right to Call Special Meeting
✓ Annual Election of All Directors	Other Best Practices
✓ Annual Board and Committee Evaluations	✓ Robust Stock Ownership Requirements
✓ Structured Process for Board’s Risk Oversight	✓ Prohibition on Hedging and Pledging Stock
✓ Majority Voting in Director Elections	✓ Executive Compensation Clawback Policy
✓ Limits on Outside Board Service	✓ Annual Report on CEO Succession Planning
✓ Diverse Backgrounds and Expertise of Directors

Agreement with Elliott

On February 4, 2020, we entered into an Agreement (the “Elliott Agreement”) with Elliott Investment Management, L.P., Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”). The Elliott Agreement addresses, during the term of the agreement, various matters agreed between the parties thereto including, but not limited to, the appointment of directors, procedures for determining replacements for the newly appointed directors, voting commitments, “standstills” restricting certain conduct and activities during the periods specified in the Elliott Agreement, non-disparagement and other items that are addressed separately in the Elliott Agreement. A description of the Elliott Agreement and a copy thereof are included in our Form 8-K filed with the SEC on February 5, 2020.

Pursuant to the Elliott Agreement, on February 20, 2020, the Board increased the size of the Board from 10 directors to 12 directors and appointed Samantha B. Algaze, David J. Miller and Darren R. Yeates to serve as directors of Peabody. Pursuant to the Elliott Agreement, on July 15, 2020, promptly following the identification of William H. Champion as the Additional Independent Director (as defined in the Elliott Agreement), the Board appointed Mr. Champion to serve as a director of Peabody.

Approach to Environmental, Social, and Governance Components

We recognize that the long-term success of our company depends on more than merely our pure financial metrics. As such, we take a holistic approach to Environmental, Social, and Governance (ESG) matters, and our annual ESG Report is reviewed by Peabody’s Board of Directors and Executive Leadership Team.

Our approach is centered on three core beliefs; that we should: (1) minimize the environmental footprint of our operations and products; (2) provide substantial benefits to society; and (3) ensure our business strategies and activities best serve the interests of our stakeholders.

ESG is integrated into all areas of our business, from the boardroom to the coal face. Our Board has ultimate oversight for ESG initiatives, progress and risk assessments, specifically through our Health, Safety, Security and Environmental and our Nominating and Corporate Governance committees. The executive leadership team and senior management champion our practices, and our global workforce turns those good practices into meaningful changes.

Environmental: Our environmental approach is two-fold with a focus on responsible coal mining and advanced coal use. We begin with a deep appreciation and understanding for the land and communities where we operate. Before any mining activity starts, we complete comprehensive baseline studies of local ecosystems and land uses and incorporate our findings into detailed mine plans aimed at reducing potential impacts from our operations. We use industry leading practices to make the most efficient use of natural resources. This includes a focus on reducing greenhouse gas intensity, conserving water, advancing recycling and waste management programs, and applying progressive land reclamation to lessen surface disturbance.

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Our commitment to the environment does not end with our operations. Society has a growing need for energy and a desire to reduce emissions, and we believe both goals can be achieved by embracing technology. As outlined in our Statement on Climate Change, Peabody recognizes that climate change is occurring and that human activity, including the use of fossil fuels, contributes to greenhouse gas emissions. We also recognize that coal is essential to affordable, reliable energy and will continue to play a significant role in the global energy mix for the foreseeable future. Peabody views technology as vital to advancing global climate change solutions, and the company supports advanced coal technologies to drive continuous improvement toward the ultimate goal of near-zero emissions from coal. Peabody has participated in low-emissions projects and partnerships and engaged with governments, academia, indigenous groups, communities and other stakeholders in support of constructive dialogue about an “all of the above” energy strategy that recognizes the benefits and limitations of each energy source and fuel to meet society’s energy needs.

Social: Our social approach is grounded in our belief that not only our products, but our people, are key to a better business and a better society. Energy is essential to modern life, reduced poverty, longer lives and powerful economies. Within the energy mix, fossil fuels satisfy approximately 80 percent of the world’s primary energy demand. Thermal coal fuels more of the world’s electricity than any other source with advantages in cost, scale and reliability. Thermal coal is also an important source of energy for the global production of cement used in concrete, and metallurgical coal is an important component in new steel production. Together, steel and concrete provide key construction materials for building resilient infrastructure including skyscrapers and communications and transportation systems that support industrialization and urbanization. Simply put, we believe our product is beneficial to society, and our company is valuable to our many stakeholders.

At Peabody, we begin by creating a strong, united workforce with a commitment to safety as a way of life. Safety is our first value and leading measure of excellence. We approach safety with both vigilance and humility, understanding that incident-free workplaces can be achieved only by accountability and continuous improvement at all levels of our organization. We seek a workforce that is comprised of diverse backgrounds, thoughts and experiences. Our company strives to attract and retain the best people, develop their potential and align their skills to important initiatives and activities. We believe in fostering an inclusive work environment built on mutual trust, respect and engagement. And we invest in our employees through health and wellness programs, competitive total rewards and development opportunities. The company’s inclusion programs are formalized in policy and practice.

Governance: Our governance approach provides the framework for how we drive performance and reaches far beyond what we are required to do — to what is right to do. Integrity is a value embedded in our corporate culture and facilitates ethical decision making, allows us to build trust among stakeholders and supports stability within the business.

These policies and procedures support compliance with local, state, federal, tribal and national laws and regulations, including securities requirements to promote the best interest of the enterprise and enhance our reputation as a world-class responsible mining company. Our governance practices include, but are not limited to, an independent non-executive chairman; a majority independent board; independent board committees; regular executive sessions of independent directors; annual election of all directors; annual board and committee evaluations; a structured process for Board risk oversight; majority voting in director elections; diverse backgrounds and expertise of directors; annual “Say-on-Pay” advisory voting; proxy access rights and robust stock ownership requirements. We believe our executive compensation program is consistent with best practices, aligns management with stockholders, and incorporates safety and environmental reclamation metrics. Our approach to corporate governance also focuses on identifying, managing and mitigating risk. Our board of directors oversees an enterprise-wide assessment of risks to appropriately manage and achieve organizational objectives to drive long-term stockholder value.

Additional information regarding our ESG approach and progress can be found within our annual ESG report available at www.peabodyenergy.com/Peabody/media/MediaLibrary/Sustainability/2019-Peabody-ESG-FINAL.pdf.

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Diversity & Inclusion

Peabody is an equal opportunity employer and, in addition, one of our core values is to offer an inclusive workplace. Our policies and practices support diversity of thought, perspective, sexual orientation, gender, gender identity and expression, race, ethnicity, culture and professional experience, among others.

Peabody actively supports inclusion and diversity initiatives, including implementing inclusive leader and unconscious bias education to enable the workforce to begin recognizing, acknowledging and minimizing potential blind spots in interactions with others, while managing more effectively in today’s workplace. Furthermore, we are committed to continuing our journey toward greater awareness and actions in support of workforce diversity.

Peabody President and Chief Executive Officer, Glenn Kellow, has been a signatory to the CEO Action for Diversity & Inclusion Pledge on behalf of Peabody since May 2018. CEO Action for Diversity & Inclusion is known as the largest CEO-driven business commitment for inclusive workplaces, with more than 650 signatories.

United Nations Global Compact

In early 2019, Peabody became a signatory to the United Nations Global Compact, the world’s largest global corporate sustainability initiative. The UN Global Compact provides a universal framework for sustainability in the areas of human rights, labor, environment and anti-corruption. We endeavor to incorporate the UN Global Compact and its principles in our strategy, culture and operations and will work to support collaborative projects, which advance the broader development goals of the United Nations and are in line with our mission and values. We reaffirmed our support of the Ten Principles of the UN Global Compact in the areas of human rights, labor, environment and anti-corruption. We describe our actions to integrate the UN Global Compact and its principles into our business strategy, culture and operations in our first annual Communications on Progress included within our 2019 ESG Report available on our website.

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DIRECTOR NOMINEES

Snapshot of 2021 Director Nominees

Bob Malone

Chair of the Board

Director since 2009

Executive Chairman, President and Chief Executive Officer of First Sonora Bancshares, Inc., and Chairman, President and Chief Executive Officer of the First National Bank of Sonora, Texas

Other Public Company Boards: 3

	Samantha B. Algaze Director since 2020 Portfolio Manager at Elliott Management Corporation Other Public Company Boards: 0	Andrea E. Bertone Director since 2019 Former President of Duke Energy International, LLC (Retired) Other Public Company Boards: 2

William H. Champion Director since 2020 Former Principal of Gladiator Mining Group (Retired) and Former Managing Director, Rio Tinto Coal Australia (Retired) Other Public Company Boards: 1	Nicholas J. Chirekos Director since 2017 Former Managing Director, North America Head of Mining, J.P. Morgan Securities Inc. (Retired) Other Public Company Boards: 1	Stephen E. Gorman Director since 2017 Former Chief Executive Officer of Air Methods Corporation (Retired) Other Public Company Boards: 1

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Glenn L. Kellow Director since 2015 President and Chief Executive Officer of Peabody Other Public Company Boards: 0	Joe W. Laymon Director since 2017 Former Vice President, Human Resources and Corporate Services for Chevron Corporation (Retired) Other Public Company Boards: 1	David J. Miller Director since 2020 Equity Partner, Senior Portfolio Manager and the Head of U.S. Restructuring at Elliott Management Corporation Other Public Company Boards: 1

Michael W. Sutherlin Director since 2014 Former President and Chief Executive Officer of Joy Global Inc. (Retired) Other Public Company Boards: 1	Darren R. Yeates Director since 2020 Executive Vice President and Chief Operating Officer of Peabody Other Public Company Boards: 0

ORGANIZATIONAL RE-ALIGNMENT

In 2020, Peabody focused on attracting and retaining executive leadership with experienced mining-industry expertise as a part of its continued emphasis on good governance, which resulted in several changes to its Executive Leadership Team.

On January 2, 2020, Amy B. Schwetz notified Peabody that she would be leaving Peabody to pursue another opportunity, and on February 5, 2020, Ms. Schwetz left Peabody. On January 6, 2020, the Board appointed Mark A. Spurbeck to serve as the Peabody’s Interim Chief Financial Officer and subsequently approved Mr. Spurbeck’s appointment to the position of Executive Vice President and Chief Financial Officer effective June 11, 2020. Mr. Spurbeck brings extensive financial experience related to mining from his prior positions with other mining-related entities.

Darren R. Yeates was appointed as Peabody’s Executive Vice President and Chief Operating Officer effective as of November 1, 2020. Mr. Yeates has over 35 years of mining experience and has been a member of the Board since February 2020. Prior to Mr. Yeates’ appointment, the employment of Charles F. Meintjes, Peabody’s then-current Executive Vice President and Chief Operating Officer, was terminated without cause, effective as of September 18, 2020.

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On March 2, 2020, A. Verona Dorch notified Peabody that she would be leaving Peabody to pursue another opportunity, and on April 3, 2020, Ms. Dorch left Peabody. On March 6, 2020, the Board appointed Scott T. Jarboe to serve as Peabody’s Chief Legal Officer and Corporate Secretary. Mr. Jarboe has nearly 20 years of legal experience in private practice and with Peabody and has held a variety of roles since joining Peabody in 2010.

In addition to the changes to the Executive Leadership Team, the Board appointed William H. Champion to serve as a director of Peabody on July 15, 2020. Mr. Champion brings to the Board extensive mining expertise in both coal and other mineral and metals commodities.

On March 18, 2021, we announced that Glenn L. Kellow, who currently serves as Peabody’s President and Chief Executive Officer and a member of the Board, will leave Peabody, pursuant to the terms of an employment transition agreement, upon the hiring of his replacement, but no later than August 31, 2021 (the “Separation Date”). The terms of such agreement also provide that Mr. Kellow will resign as a member of the Board as of the Separation Date. As a result, if elected at the 2021 Annual Meeting, Mr. Kellow will not serve as a member of the Board after the Separation Date. The Board currently expects to elect Mr. Kellow’s replacement as a member of the Board effective as of the Separation Date.

EXECUTIVE COMPENSATION HIGHLIGHTS

Peabody’s 2020 executive compensation program included several features that demonstrate our pay-for-performance approach to executive compensation. This approach aligns with Peabody’s business strategy and is designed to motivate and reward our leaders for long-term performance and enhanced company value. In addition, we continued to engage with and listen to our investors. We believe that our 2020 executive compensation program is aligned with stockholder interests given the emphasis on Free Cash Flow and Adjusted EBITDA.

The 2020 executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”) is summarized in the following table:

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[1]	The performance metrics applicable to NEO awards are explained below under “Compensation Discussion and Analysis.”
[2]	Free Cash Flow—STIP per Share is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B.
[3]	Adjusted EBITDA—STIP is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B.

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BOARD RESPONSIVENESS TO STOCKHOLDERS

Stockholder Outreach

Peabody engaged in open and constructive dialogue with its stockholders throughout 2020 and into 2021. During this time, Peabody reached out to 47 institutional stockholders, representing about 80% of total shares outstanding as of December 31, 2020, to solicit feedback on Peabody’s compensation programs and other ESG matters.

Matters Discussed

In addition to Say-on-Pay matters, members of the Peabody team discussed Peabody’s strategy and value proposition; fundamental drivers of the long-term success of the business; Peabody’s holistic approach to ESG matters, including sustainability; and board composition and operations; among other items.

Program Structure

Based on the discussions described above, stockholders did not identify any concerns regarding Peabody’s compensation programs. Given this, we believe that the 2020 compensation program remains properly aligned with stockholder feedback.

SUMMARY OF CERTAIN EXECUTIVE COMPENSATION PRACTICES

The table below highlights our current executive compensation practices, including practices we have implemented because we believe they drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

Executive Compensation Practices
What We Do		What We Don’t Do

✓	We Do have a pay-for-performance philosophy, which ties compensation to the creation of stockholder value	✗	We Don’t allow discounting, reloading or repricing of stock options without stockholder approval

✓	We Do use multiple performance metrics for STIP and LTIP awards	✗	We Don’t have “single trigger” vesting of outstanding equity-based awards based on a change in control

✓	We Do use competitive market information to inform compensation decisions	✗	We Don’t maintain compensation programs that encourage unreasonable risk taking

✓	We Do grant a majority of the CEO’s equity compensation in the form of performance-based awards	✗	We Don’t have employment agreements with our U.S.-based NEOs

✓	We Do use an independent compensation consultant	✗	We Don’t have excessive perquisites

✓	We Do have reasonable severance and change in control protections that require involuntary termination	✗	We Don’t have transferability on equity awards

✓	We Do have a clawback policy

✓	We Do have policies prohibiting hedging/pledging of Peabody’s stock

✓	We Do have robust stock ownership guidelines for our NEOs

QUESTIONS AND ANSWERS

Please see the Questions and Answers section in Appendix A beginning on page 71 for important information about the Proxy Statement, the 2021 Annual Meeting, the proposals and voting. Additional questions may be directed to the Corporate Secretary at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 or by calling (314) 342-3400.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The Board has nominated Samantha B. Algaze, Andrea E. Bertone, William H. Champion, Nicholas J. Chirekos, Stephen E. Gorman, Glenn L. Kellow, Joe W. Laymon, Bob Malone, David J. Miller, Michael W. Sutherlin and Darren R. Yeates for election as directors, each to serve for a term of one year or until his or her successor is duly elected and qualified. None of the Board's director nominations is required under any contractual arrangement, including the Elliott Agreement. Our former directors, Kenneth W. Moore and Teresa S. Madden, resigned from the Board effective June 3, 2020 and July 15, 2020, respectively, to focus on other business obligations. Each nominee is currently serving as a director and has consented to serve for the new term, and each nominee was previously elected to serve for a one-year term at our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), except for William H. Champion, who joined the Board in July 2020. On March 18, 2021, we announced that Mr. Kellow, who currently serves as Peabody’s President and Chief Executive Officer and a member of the Board, will leave Peabody, pursuant to the terms of an employment transition agreement, on the Separation Date. The terms of such agreement also provide that Mr. Kellow will resign as a member of the Board as of the Separation Date. As a result, if elected at the 2021 Annual Meeting, Mr. Kellow will not serve as a member of the Board after the Separation Date. The Board currently expects to elect Mr. Kellow’s replacement as a member of the Board effective as of the Separation Date. Should any of the nominees become unavailable for election, your proxy authorizes each of Stephen E. Gorman and Scott T. Jarboe to vote for such other person, if any, as the Board may recommend.

Overview of Director Election Process

Pursuant to the Amended and Restated Bylaws (“bylaws”), the Board shall consist of at least three members and no more than 15, and may be fixed from time to time by a resolution adopted by the Board or by the stockholders. At present, the Board has 11 members. Directors need not be stockholders at the time of nomination but are subject to certain share ownership requirements as described below.

On February 4, 2020, we entered into the Elliott Agreement. Pursuant to the Elliott Agreement, on February 20, 2020, the Board increased the size of the Board from 10 to 12 directors and appointed Samantha B. Algaze, David J. Miller and Darren R. Yeates to serve as directors of Peabody. On July 15, 2020, promptly following the identification of William H. Champion as the Additional Independent Director (as defined in the Elliott Agreement), the Board appointed Mr. Champion to serve as a director of Peabody.

A description of the Elliott Agreement and a copy thereof are included in a Form 8-K filed with the SEC on February 5, 2020.

Each director to be elected by stockholders shall be elected by the vote of a majority of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of our voting stock.

All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Each of our current directors is subject to reelection at our 2021 Annual Meeting. As described above, if elected at the 2021 Annual Meeting, Mr. Kellow will not serve as a member of the Board after the Separation Date.

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The Board recommends that you vote “FOR” the director nominees named below.

Director Nominees
Samantha B. Algaze Director since 2020 Age 33

Samantha B. Algaze, 33, is a Portfolio Manager at Elliott Investment Management L.P. (“Elliott Management”), a Florida-based investment fund with approximately $42 billion in assets under management, where she works on investments spanning multiple industries. Ms. Algaze joined Elliott Management in 2013 after working at H.I.G. Capital, a private equity and alternative asset investment firm, in the Private Equity division. Prior to that, she was an analyst in Deutsche Bank’s Real Estate, Gaming, Lodging & Leisure Investment Banking Group. Ms. Algaze has also served as Chairman of the Board of Managers of Claire’s Holdings LLC since October 2018. Ms. Algaze earned her B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.

Ms. Algaze brings to our Board capital market and financial expertise from her roles at Elliott Management, H.I.G. Capital and Deutsche Bank.

Committees: ■ Nominating & Corporate Governance

Andrea E. Bertone Director since 2019 Age 59

Andrea E. Bertone, 59, served as President of Duke Energy International, LLC (“Duke Energy”), a subsidiary of Duke Energy Corporation that until December 2016 owned, operated and managed power generation facilities in Central and South America, from 2009 until her retirement in 2016. Prior to her role as President of Duke Energy, she served as Associate General Counsel of Duke Energy from 2003 to 2009 and as Assistant General Counsel, Duke Energy Trading/Marketing and Duke Energy Merchants from 2001 to 2002. Ms. Bertone also served as a director of Duke Energy International Geração Paranapanema S.A. from 2008 until 2016. From 1984 to 2000, Ms. Bertone served in various legal roles in both South America and the United States. Ms. Bertone also served as a director of Yamana Gold Inc. from 2017 to 2020. Other directorships include DMC Global Inc. and Amcor plc. Ms. Bertone earned a Master of Laws, International and Comparative Law from Chicago-Kent College of Law and a Bachelor of Law from the University of São Paulo Law School. She also completed a finance program for senior executives at Harvard Business School.

Ms. Bertone brings to our Board extensive leadership experience in the energy sector in the Americas and significant international experience.

Committees: ■ Audit ■ Health, Safety, Security & Environmental (Chair) ■ Executive

William H. Champion Director since 2020 Age 68

William H. Champion, 68, served as Principal at Gladiator Mining Group LLC from 2014 until his retirement in 2017. From 2002 to 2014, he served in a number of executive management roles for Rio Tinto PLC in its coal, diamond, and copper segments, including as Managing Director of Rio Tinto’s former Australian coal assets. Mr. Champion earned a pair of Bachelor of Science degrees in Chemical Engineering and Biological Sciences from the University of Arizona. He also attended the W.P. Carey School of Business Executive MBA Program at Arizona State University. He is currently an independent director of Buenaventura Mining Co. Inc., Peru’s largest, publicly traded precious and base metals company, and of PJSC Polyus Gold, a Russian gold mining company.

Mr. Champion brings to our Board extensive mining expertise in both coal and other mineral and metals commodities.

Committees: ■ Audit ■ Health, Safety, Security & Environmental

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Nicholas J. Chirekos Director since 2017 Age 62

Nicholas J. Chirekos, 62, served in various investment banking roles at J.P. Morgan Securities Inc. from 1987 until his retirement in 2016. He was most recently the Managing Director, North America Head of Mining from 2002 to 2016. Prior to that, he served as the Global Head of Mining and Metals. Mr. Chirekos serves on the Board of Directors for New Gold Inc., as well as the Reiman School of Finance Advisory Board at the University of Denver’s Daniels College of Business. He previously served on the Board of Directors of The Mineral Information Institute. He earned a Bachelor of Science from the University of Denver and a Master of Business Administration from New York University.

Mr. Chirekos brings to our Board financial expertise from his extensive experience in investment banking roles, including significant experience within the mining sector, encompassing both North American companies as well as companies with global operations. He also has significant mergers and acquisitions experience and capital markets expertise.

Committees: ■ Audit (Chair) ■ Executive ■ Nominating & Corporate Governance

Stephen E. Gorman Director since 2017 Age 65

Stephen E. Gorman, 65, retired as Chief Executive Officer of Air Methods Corporation on January 17, 2020. Prior to that, he served as the President and Chief Executive Officer of Borden Dairy Company from 2014 until July 2017. Prior to joining Borden Dairy Company, he was with Delta Air Lines, Inc. from 2007 to 2014, where he was the Chief Operating Officer. From 2003 to 2007 Mr. Gorman served as the President and Chief Executive Officer of Greyhound Lines, Inc. Mr. Gorman was also the Executive Vice President, Operations Support and President, North America for Krispy Kreme Doughnuts, Inc. from 2001 to 2003. He currently serves as a director of ArcBest Corporation. He earned a Bachelor of Science from Eureka College and a Master of Business Administration from Bradley University.

Mr. Gorman brings to our Board extensive leadership from his roles as chief executive officer of three companies and operations experience as a senior executive of several companies, including companies with global operations. He also has mergers and acquisitions experience as well as financial expertise.

Committees: ■ Compensation ■ Executive ■ Nominating & Corporate Governance (Chair)

Glenn L. Kellow Director since 2015 Age 53

Glenn L. Kellow, 53, was named Peabody President and Chief Operating Officer in August 2013, President, Chief Executive Officer-elect and a director in January 2015, and President and Chief Executive Officer in May 2015. Mr. Kellow has a career that gives insights from the miner, competitor fuel and industrial customer perspectives. From 1985 to 2013, he worked for BHP Ltd. in the United States, Australia and South America. Mr. Kellow has held chief executive leadership, operating or financial roles in global business in coal, copper, nickel, aluminum, steel, oil and gas. He is a Vice Chairman of the U.S. National Mining Association and a director and former Chairman of the World Coal Association. Mr. Kellow is a graduate of the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business and holds a Master of Business Administration and a Bachelor’s Degree in Commerce from the University of Newcastle. He holds an Honorary Doctor of Science from the South Dakota School of Mines and Technology.

Mr. Kellow brings to our Board deep global mining, energy and steel experience, combined with executive leadership of our company.

Committees: ■ Executive

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Joe W. Laymon Director since 2017 Age 68

Joe W. Laymon, 68, served as Vice President, Human Resources and Corporate Services for Chevron Corporation from 2008 until his retirement in 2017. Prior to joining Chevron Corporation, Mr. Laymon worked at Ford Motor Company from 2000 to 2008, where he was the Vice President, Human Resources and later the Group Vice President, Corporate Human Resources and Labor Affairs. He also served as the Vice President, Human Resources, U.S. and Canada Region for Eastman Kodak Company from 1996 to 2000. He currently serves as a director of Clearwater Paper Corporation (Compensation and Nomination & Governance Committees member), the Piston Group (Chair of the Compensation Committee) and Detroit Thermal Systems. Mr. Laymon also owns JWL Consulting LLC and co-owns VJ Enterprises LLC. Mr. Laymon earned a Bachelor of Science (Economics) from Jackson State University and a Master of Arts in Economics from the University of Wisconsin.

Mr. Laymon brings to our Board extensive leadership, human resources and international expertise from his experience as a senior human resources executive in a number of large, global companies, including the steel industry, and corporate governance, legal and regulatory experience.

Committees: ■ Compensation (Chair) ■ Executive ■ Health, Safety, Security & Environmental

Bob Malone Director since 2009 Age 69

Bob Malone, 69, was elected Executive Chairman, President and Chief Executive Officer of First Sonora Bancshares, Inc., a privately-held bank holding company, in 2014. He also serves as Chairman, President and Chief Executive Officer of the First National Bank of Sonora, Texas (dba Sonora Bank), a community bank owned by First Sonora Bancshares, Inc., a position he has held since 2014. He joined First Sonora Bancshares and Sonora Bank in October 2009 as President and Chief Executive Officer. He is a retired Executive Vice President of BP plc and the retired Chairman of the Board and President of BP America Inc., at the time the largest producer of oil and natural gas and the second largest gasoline retailer in the United States. He served in that position from 2006 to 2009. He currently serves as a director of Teledyne Technologies Incorporated, Halliburton Company, BP Midstream Partners GP LLC. Mr. Malone holds a Bachelor of Science in Metallurgical Engineering from The University of Texas at El Paso and a Master of Science in Management from Massachusetts Institute of Technology.

Mr. Malone brings to our Board extensive leadership experience, expertise in the energy sector and in safety regulation compliance, restructuring experience and financial expertise and his experience from service on other public company boards.

Chair of the Board of Directors Committees: ■ Executive (Chair)

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David J. Miller Director since 2020 Age 42

David J. Miller, 42, is an Equity Partner, Senior Portfolio Manager and the Head of U.S. Restructuring at Elliott Investment Management L.P., a Florida-based investment fund with approximately $42 billion in assets under management, where he is responsible for investments across the capital structure and spanning multiple industries. Mr. Miller joined Elliott in 2003 after working in M&A and financing advisory roles at Peter J. Solomon Company. Mr. Miller is currently a director of Howmet Aerospace Inc. (f/k/a Arconic Inc. and Alcoa Inc.), a leading provider of metals and engineered products and solutions to the aerospace, automotive and other industries, as well as the Brazilian American Automotive Group, Inc., one of the largest automotive dealership groups in Latin America, and Acosta Inc., a leading sales and marketing agency. Mr. Miller previously served on the boards of JCIM, LLC, an automotive component supply joint-venture affiliated with Johnson Controls, Inc., ISCO International, LLC, a telecommunications equipment manufacturer, and SemGroup Energy Partners GP, the general partner of a publicly traded midstream energy company. He holds a Bachelor of Arts degree, magna cum laude with high honors in field, from Harvard College.

Mr. Miller brings to our Board extensive capital market and financial expertise as well as restructuring and mergers and acquisitions experience.

Committees: ■ Executive ■ Compensation

Michael W. Sutherlin Director since 2014 Age 74

Michael W. Sutherlin, 74, served as the President and Chief Executive Officer of Joy Global Inc. (“Joy”), a mining equipment and services provider, from 2006 until his retirement in 2013. From 2003 to 2006, he served as Executive Vice President of Joy and as President and Chief Operating Officer of its subsidiary, Joy Mining Machinery. Prior to joining Joy, Mr. Sutherlin served as President and Chief Operating Officer of Varco International, Inc. Mr. Sutherlin has served as a director of Schnitzer Steel Industries, Inc. since 2015. Mr. Sutherlin holds a Master of Business Administration from University of Texas at Austin and Bachelor of Business Administration in Industrial Management from Texas Tech University.

Mr. Sutherlin brings to our Board expertise in the manufacturing and mining sectors, core international business experience and restructuring and mergers and acquisitions experience.

Committees: ■ Audit ■ Nominating & Corporate Governance

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Darren R. Yeates Director since 2020 Age 60

Darren R. Yeates, 60, was named Peabody’s Executive Vice President and Chief Operating Officer in November 2020. Mr. Yeates has over 35 years’ mining industry experience, most recently as COO of MACH Energy Australia from May 2018 to December 2019, a developer and supplier of thermal coal to both the Australian domestic and Asian export markets. Mr. Yeates served as a director and principal of Yeates Advisory Services Pty Ltd, a consulting firm, from November 2016 to November 2020. He was also previously CEO of GVK Hancock Coal, a joint venture developing the vast potential of the Galilee Basin in Central Queensland, from January 2014 until June 2016. Prior to that, Mr. Yeates spent over 22 years with Rio Tinto, a global mining group, including as Acting Managing Director and Chief Operating Officer for Coal Australia, General Manager Ports and Infrastructure for Pilbara Iron and General Manager Tarong Coal. Prior to joining Rio Tinto, he worked for six years for BHP, a mining, metals and petroleum company, in coal operations and metalliferous exploration. Mr. Yeates has served as a director of WorkPac Pty Ltd, a diversified employment recruiter with a large footprint across the resource and construction industries, since January 2018 and acted in a part time interim CEO capacity for WorkPac from January to October 2020. Mr. Yeates has a Bachelor of Engineering (Mining) from University of Queensland, a Graduate Diploma in Management from the University of Central Queensland and a Graduate Diploma of Applied Finance and Investment from the Securities Institute of Australia. He has an Executive MBA from the Monash Mt Eliza Business School and is a Fellow of the Australian Institute of Company Directors.

Mr. Yeates brings to our Board expertise in the manufacturing and mining sectors, executive management experience and core international business experience.

Committees: ■ None

Director Selection and Evaluation Process

Current Board

Our current Board consists of our President and CEO, Glenn L. Kellow, and our Executive Vice President and Chief Operating Officer, Darren R. Yeates, and 9 independent directors: Bob Malone (Chair), Samantha B. Algaze, Andrea E. Bertone, William H. Champion, Nicholas J. Chirekos, Stephen E. Gorman, Joe W. Laymon, David J. Miller and Michael W. Sutherlin. All of our current Board members were elected to serve for a one-year term at the 2020 Annual Meeting, except for William H. Champion, who joined the Board in July 2020. As described above, if elected at the 2021 Annual Meeting, Mr. Kellow will not serve as a member of the Board after the Separation Date. The Board currently expects to elect Mr. Kellow’s replacement as a member of the Board effective as of the Separation Date.

Overview of Director Nominating Process

The Board believes one of its primary goals is to advise management on strategy and to monitor its performance. The Board also believes the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to us. As such, current Board members and director nominees possess a wide array of skills and experience in the coal industry, related energy industries and other important areas, including engineering, finance and accounting, operations, environmental affairs, international affairs, governmental affairs and administration, public policy, corporate governance, board service and executive management. When evaluating potential members, the Board seeks to enlist the services of candidates who possess high ethical standards and a combination of skills and experience which the Board determines are the most appropriate to meet its objectives. The Board believes all candidates should be committed to creating value over the long term and to serving our best interests and the best interests of our stockholders.

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for election to the Board. The Nominating and Corporate Governance Committee will consider director candidates submitted by stockholders in accordance with the process outlined below.

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Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101:

–	Stockholder’s name, number of shares owned, length of period held and proof of ownership;
–	Candidate’s name, age and address;
–	A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);
–	A supporting statement which describes the candidate’s reasons for seeking election to the Board, and documents the candidate’s ability to satisfy the director qualifications criteria described above;
–	A description of any arrangements or understandings between the stockholder and the candidate; and
–	A signed statement from the candidate confirming his/her willingness to serve on the Board, if elected.

Stockholders may submit potential director candidates for consideration at any time in accordance with these procedures. The Nominating and Corporate Governance Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Nominating and Corporate Governance Committee deems necessary or appropriate. In 2015, we modified our bylaws to implement “proxy access,” a means for stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. Separate procedures apply if a stockholder wishes to nominate a director candidate at the 2022 Annual Meeting. Those procedures are described below under the heading “Additional Information—Process for Stockholder Proposals and Director Nominations.”

Under its charter, the Nominating and Corporate Governance Committee must review with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes candidates should generally meet the criteria listed below under the heading “Director Qualifications.” The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources, including stockholder nominees, when filling vacancies and/or expanding the Board and will evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. Qualified stockholder nominees will be evaluated on the same basis as those submitted by Board members or other sources.

The Nominating and Corporate Governance Committee believes that its process for selecting directors will consistently produce highly qualified, independent Board members. However, the Committee may choose, from time to time, to use additional resources (including independent third-party search firms) after determining that such resources could enhance a particular director search.

Director Qualifications

Under its charter, the Nominating and Corporate Governance Committee reviews with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, current Board members, and the Board as a whole. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that candidates should generally meet the following criteria:

•	Broad experience and a successful track record at senior policymaking levels in business, government, education, technology, accounting, law, consulting and/or administration;

•	The highest personal and professional ethics, integrity and values;

•	Commitment to representing our long-term interests and those of all our stockholders;

•	An inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Expertise that is useful to us and complementary to the background and experience of other Board members; and

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•	Sufficient time to devote to Board and committee activities and to enhance their knowledge of our business, operations and industry.

The Board believes that all of our current directors meet these criteria. In addition, as outlined below, each director brings a strong and unique background and set of skills to the Board, giving the Board competence, experience and diversity in a wide variety of areas, including mining and related industries, end-user segments (energy/steel), mergers and acquisitions (“M&A”), finance and accounting, human capital and organizational health, restructuring, global operations, health, safety and environmental affairs, international, governmental affairs and administration, public policy, corporate governance, legal and regulatory, board service and executive management. We believe the Board as a whole and each of our directors individually possess the necessary qualifications and skills to effectively advise management on strategy, monitor our performance and serve our best interests and the best interests of our stockholders.

The following table shows our directors’ specific skills, knowledge and experience that the Nominating and Corporate Governance Committee and Board relied upon when determining whether to nominate the individual for election. A particular nominee may possess other valuable skills, knowledge, or experience even though they are not indicated below.

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Diversity & Inclusion

Peabody is an equal opportunity employer and, in addition, one of our core values is to offer an inclusive workplace. Our policies and practices support diversity of thought, perspective, sexual orientation, gender, gender identity and expression, race, ethnicity, culture and professional experience, among others. While the Board does not have a formal policy of considering diversity when evaluating director candidates, the Board does believe that its members should reflect diversity in perspectives and experiences, including in professional experience, cultural experience, gender and ethnic background. These factors, together with the director qualifications criteria noted above, are considered by the Nominating and Corporate Governance Committee in assessing potential new directors.

In May 2018, Peabody President and Chief Executive Officer, Glenn Kellow, signed the CEO Action for Diversity & Inclusion Pledge on behalf of Peabody. CEO Action for Diversity & Inclusion is known as the largest CEO-driven business commitment for inclusive workplaces, with more than 650 signatories. By signing the pledge, Peabody commits to a deliberate focus on:

•	Continuing to make our workplaces trusting environments for open exchange and complex conversations about diversity and inclusion;

•	Implementing and expanding unconscious bias education; and

•	Sharing diversity and inclusion practices – those that produce positive results, and those found less successful – with other companies, with the goal of continuous improvement.

Board Evaluations

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for developing and administering an annual review process to evaluate the performance of the Board. This annual review process includes the annual solicitation of comments from all directors, after which the Nominating and Corporate Governance Committee reports to the Board with an assessment of the Board’s performance, which is discussed by the full Board. The Board has confirmed that each committee and the Board as a whole is functioning effectively.

Board Training and Development

From time to time, the Board members attend ongoing training and development sessions. Our directors are members of the National Association of Corporate Directors, and from time to time attend trainings provided through that organization. In 2020, our directors also participated in a virtual in-boardroom training session presented by the company’s advisors.

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ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Committee Overview

Committee Role and Responsibilities

The specific roles and responsibilities of the Board’s Audit, Compensation, Nominating and Corporate Governance, Executive and Health, Safety, Security and Environmental Committees are delineated in written charters adopted by the Board for each committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Health, Safety, Security and Environmental Committees is independent in accordance with our Corporate Governance Guidelines, which applies the independence standards (the “Independence Standards”) included in the New York Stock Exchange (“NYSE”) Listed Company Manual and the Exchange Act (as defined herein). Our Corporate Governance Guidelines and the charters of each of the Board’s committees are available on the “Governance Documents” page under the “Investor” section of our website at: www.peabodyenergy.com. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties.

Audit Committee
Committee Members Andrea E. Bertone William H. Champion Nicholas J. Chirekos (Chair) Michael W. Sutherlin ------------------------------------ 13 meetings in fiscal year 2020

■    Reviews and discusses with management and the independent registered public accounting firm the audited annual financial statements, quarterly financial statements, and changes in or application of accounting principles;

■    Assists the Board in fulfilling its oversight responsibility with respect to: (a) the quality and integrity of our financial statements and financial reporting processes; (b) our systems of internal accounting and financial controls and disclosure controls; (c) the independent registered public accounting firm’s qualifications and independence; (d) the performance of our internal audit function and independent registered public accounting firm; and (e) compliance with legal and regulatory requirements, and codes of conduct and ethics programs established by management and the Board;

■    Appoints our independent registered public accounting firm, which reports directly to the Audit Committee;

■    Pre-approves all audit engagement fees and terms, and all permissible non-audit engagements with our independent registered public accounting firm;

■    Ensures that we maintain an internal audit function and reviews the appointment of the senior internal audit team;

■    Meets on a regular basis with our management, internal auditors and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the external audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

■    Oversees our financial reporting process and review in advance of filing or issuance of our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, annual reports to stockholders and earnings press releases;

■    Performs an annual review of our information technology security function and strategy; and

■    Makes regular reports on its activities to the Board.

See the “Audit Committee Report” on page 59. All the members of the Audit Committee are independent under regulations adopted by the Securities and Exchange Commission (“SEC”), NYSE listing standards, and the Independence Standards. The Board has determined that each member of the Audit Committee is financially literate under NYSE guidelines, and Mr. Chirekos and Mr. Sutherlin are audit committee financial experts pursuant to the criteria prescribed by the SEC. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

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Compensation Committee
Committee Members Stephen E. Gorman Joe W. Laymon (Chair) David J. Miller ------------------------------------ 6 meetings in fiscal year 2020

■    Reviews and recommends to the Board Peabody’s executive compensation philosophy for the compensation of the executive officers of Peabody and its subsidiaries;

■    Annually reviews and recommends to the Special Committee the corporate goals and objectives relevant to compensation of our CEO, initiates the evaluation by the Board of the CEO’s performance in light of those goals and objectives, and, together with the Special Committee, determines and approves the CEO’s compensation levels based on this evaluation;

■    Annually reviews with the CEO the performance of our other executive officers and makes recommendations to the Board with respect to the compensation plans for such officers;

■    Annually reviews and approves for the NEOs (other than the CEO) and recommends for our CEO base salary, short-term incentive opportunity and long-term incentive opportunity, stock ownership requirements and, as appropriate, severance arrangements, retirement and other post-employment benefits, change-in-control provisions and any special supplemental benefits;

■    Approves short-term incentive awards for executive officers other than the CEO;

■    Administers our short-term and long-term incentive plans and programs;

■    Periodically assesses our director compensation program and stock ownership requirements and, when appropriate, recommends modifications for Board consideration;

■    Reviews the Compensation Discussion and Analysis for inclusion in our annual Proxy Statement;

■    Oversees, in consultation with management, regulatory compliance with respect to compensation matters; and

■    Makes regular reports on its activities to the Board.

The “Special Committee” is comprised of the independent members of the Board. It is responsible for decisions regarding the compensation of the CEO.

See “Compensation Discussion and Analysis” beginning on page 29 for more information. The Compensation Committee has the sole discretion to retain or obtain the advice of any compensation consultant, legal counsel or other advisor to assist in the Compensation Committee’s evaluation of executive compensation, including the sole authority to approve fees for any such advisor. The Compensation Committee is also responsible for assessing the independence of any such advisor. All the members of the Compensation Committee are independent under NYSE listing standards and the Independence Standards. The Committee may form and delegate authority to subcommittees where appropriate and may delegate certain grant authority to our officers under our 2017 Incentive Plan, subject to limitations under applicable law and the terms of the 2017 Incentive Plan.

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Health, Safety, Security and Environmental Committee
Committee Members Andrea E. Bertone (Chair) William H. Champion Joe W. Laymon ------------------------------------ 6 meetings in fiscal year 2020

■    Responsible for reviewing with management our significant risks or exposures in the health, safety, security and environmental areas, and steps taken by management to address such risks;

■    Reviews our health, safety, security and environmental objectives, policies and performance, including processes to ensure compliance with applicable laws and regulations;

■    Reviews assessments of the effectiveness of information technology controls relating to business continuity, data privacy and cyber security associated with our operations and performs an annual review of our information technology security function and strategy;

■    Reviews our efforts to advance our progress on sustainable development;

■    Reviews and discusses with management any material noncompliance with health, safety, security and environmental laws, and management’s response to such noncompliance;

■    Reviews and recommends approval of the environmental and mine safety disclosures required to be included in our periodic reports on Forms 10-K and 10-Q;

■    Considers and advises the Board on health, safety, security and environmental matters and sustainable development;

■    Considers and advises the Compensation Committee on our performance with respect to incentive compensation metrics relating to health, safety, security or environmental matters;

■    Reviews and discusses significant legislative, regulatory, political and social issues and trends that may affect our health, safety, security and environmental management process and system, and management’s response to such matters; and

■    Makes regular reports on its activities to the Board.

All the members of the Health, Safety, Security and Environmental Committee are independent under NYSE listing standards and the Independence Standards.

Nominating and Corporate Governance Committee
Committee Members Samantha B. Algaze Nicholas J. Chirekos Stephen E. Gorman (Chair) Michael W. Sutherlin ------------------------------------ 7 meetings in fiscal year 2020

■     Responsible for corporate governance matters;

■     Reviews with the Board the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole;

■     Initiates nominations for election as a director of Peabody;

■     Evaluates the performance of the Board, Board committees and management;

■     Identifies, evaluates and recommends qualified candidates, including stockholder nominees, for election to the Board;

■     Advises the Board on corporate governance policies and procedures;

■     Assists the Board in developing and administering an annual review process to evaluate performance of the Board;

■     Recommends the structure, composition and responsibilities of other Board committees;

■     Assists in the preparation of the disclosure in our annual Proxy Statement regarding corporate governance practices;

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■    Advises the Board on matters related to corporate social responsibility (e.g., equal employment, corporate contributions and lobbying);

■    Ensures we maintain an effective orientation program for new directors and a continuing education and development program to supplement the skills and needs of the Board;

■    Provides review and oversight of potential conflicts of interest situations, including transactions in which any related person had or will have a direct or indirect material interest;

■    Reviews our policies and procedures with respect to related person transactions at least annually and recommends any changes for Board approval;

■    Reviews and makes recommendations to the Board in conjunction with the Chair and CEO, as appropriate, with respect to executive officer succession planning and management development;

■    Monitors compliance with, and advises the Board regarding any significant issues arising under, our corporate compliance program and Code of Business Conduct and Ethics; and

■    Makes regular reports on its activities to the Board.

All the members of the Nominating and Corporate Governance Committee are independent under NYSE listing standards and the Independence Standards.

Executive Committee

Committee Members

Andrea E. Bertone

Nicholas J. Chirekos

Stephen E. Gorman

Glenn L. Kellow

Joe W. Laymon

Bob Malone (Chair)

David J. Miller

------------------------------------

1 meeting in fiscal year 2020

■    Responsible for assuming Board responsibilities when the Board is not in session; and

■    When the Board is not in session, the Executive Committee has the power and authority as delegated by the Board, except with respect to matters that may require Board or stockholder approval under applicable law, including:

■    Amending our certificate of incorporation and bylaws;

■    Adopting an agreement of merger or consolidation;

■    Recommending to stockholders the sale, lease or exchange of all or substantially all our property and assets;

■    Recommending to stockholders dissolution of Peabody or revocation of any dissolution;

■    Declaring a dividend;

■    Issuing stock;

■    Filling vacancies on the Board;

■    Appointing members of Board committees; and

■    Changing major lines of business.

Director Attendance

The Board met 31 times in fiscal year 2020. During fiscal year 2020, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served, and their average attendance was approximately 98%.

In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. During fiscal 2020, our non-management directors met in executive session 15 times. Our Chair, Mr. Malone, chaired these executive sessions.

Under Board policy, each director is expected to attend our annual meetings of stockholders in person, subject to occasional excused absences due to illness or unavoidable conflicts. All of our then-current directors attended the 2020 Annual Meeting, and all of our director nominees are expected to attend the 2021 Annual Meeting.

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Board’s Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, is responsible for the oversight of risk management.

In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board regularly reviews information regarding marketing, operations, safety performance, trading, finance, business development and environmental, social and governance objectives, policies and performance as well as the risks associated with each. In addition, the Board holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities. The full Board receives reports on our enterprise risk management initiatives on at least an annual basis.

While the Board is ultimately responsible for risk oversight, Board committees also have been allocated responsibility for specific aspects of risk oversight. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Health, Safety, Security and Environmental Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks associated with our health, safety, security and environmental objectives, policies and performance. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, political contributions and lobbying expenditures, succession planning for our directors and executive officers, and corporate governance.

Board Independence

In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NYSE listing standards and the Exchange Act. As required by the NYSE listing standards, the Board evaluates the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one or more directors (such as in connection with a change in employment status or other significant status changes). This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships, the Nominating and Corporate Governance Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.

On February 18, 2021, the Board determined that all the current members except for Mr. Kellow and Mr. Yeates are independent. In making independence determinations, the Nominating and Corporate Governance Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with us, (2) the significance of the relationship to us, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits, and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board generally deems any relationships that have expired for more than three years to be immaterial. The Board also considered the relationships described below in “Review of Related Person Transactions.” The Audit Committee, Compensation Committee, Health, Safety, Security and Environmental Committee and Nominating and Corporate Governance Committee are each comprised of independent directors.

Board Leadership Structure

Our Board leadership structure provides for strong oversight by independent directors. The Board is currently comprised of Mr. Kellow, Mr. Yeates and 9 independent directors. All Board committees are chaired by and composed entirely of independent directors, except for the Executive Committee, of which Mr. Kellow is a member.

Our bylaws and Corporate Governance Guidelines permit the roles of Chair and CEO to be filled by different individuals. In 2017, the Board elected Mr. Malone to the role of non-executive Chair of the Board of Peabody and continues to believe that separating the roles of Chair and CEO is in the best interest of our stockholders. The Board believes that the current structure provides many advantages to the effective operation of the Board and enhances the Board’s oversight of management.

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As Chair, Mr. Malone’s duties are to:

•	Manage the affairs of the Board;

•	Preside at meetings of the Board, at executive sessions of the independent directors and at meetings of our stockholders;

•	Call meetings of the Board and the independent directors of the Board;

•	Organize the work of the Board, with assistance from Peabody’s CEO and Corporate Secretary, including to establish annual Board schedules and meeting agendas, to ensure the Board is provided with accurate and timely information and to consult with other directors concerning such matters;

•	By standing invitation, attend meetings of those committees of the Board of which the Chair is not a listed member (in each case as a non-voting member);

•	Facilitate effective communication among directors;

•	Review and approve minutes of the meetings of the Board and stockholders;

•	In conjunction with the Nominating and Corporate Governance Committee, ensure that processes governing the Board’s work are effective to enable the Board to exercise oversight and due diligence;

•	Promote Board effectiveness by working with the Nominating and Corporate Governance Committee to: (1) plan Board and committee composition, Board recruitment, new director orientation, director education and Board succession planning, (2) coordinate the Board evaluation process and obtain director feedback, (3) review changes in the circumstances of existing directors, determine if directors’ other commitments conflict with their Board duties, and review requests from the CEO to sit on the boards of other organizations, and (4) formulate governance policies and procedures that best serve the interests of Peabody and its stockholders;

•	Coordinate periodic Board review of, and input regarding, management’s strategic plan for Peabody;

•	With the assistance of the Compensation Committee, lead the annual Board performance evaluation of the CEO and communicate the results to the CEO;

•	Lead the Board’s review of the succession plan for the CEO and other key executives;

•	Facilitate communication between the directors and the CEO;

•	Provide advice and counsel to the CEO, serve as an advisor to the CEO concerning the interests of the Board and the Board’s relationship with management, and brief the CEO on issues and concerns arising from Board executive sessions;

•	Facilitate the role of the Board in crisis management, where appropriate;

•	If requested by the CEO or the Board, attend meetings or communicate with outside stakeholders; and

•	In consultation with the CEO, share Peabody’s views on policies or corporate matters with other boards and organizations when required.

As CEO, Mr. Kellow has primary responsibility for the day-to-day operations of Peabody and provides leadership on our key strategic objectives.

Corporate Governance

Good corporate governance is a priority at Peabody. Our key governance practices are outlined in our Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. These documents can be found on our website (www.peabodyenergy.com) by clicking on “Investor,” then “Governance Documents.” Information on our website is not considered part of this Proxy Statement.

The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Each year, the Nominating and Corporate Governance Committee, with the assistance of outside experts, reviews our corporate governance practices, not only to ensure that they comply with applicable laws and NYSE listing requirements, but also to ensure that they continue to reflect what the Nominating and Corporate Governance Committee believes are best practices and promote our best interests and the best interests of our stockholders.

Director Service on Other Public Company Boards

As stated above, when reviewing qualifications, independence, skills and characteristics of Board candidates and nominees, the Nominating and Corporate Governance Committee examines whether such candidates or nominees have any material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.) which might adversely affect their performance as a director on the Board. Current directors are required to advise the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee prior to accepting an invitation to serve on another public company board.

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It is the current view of the Board that no director should serve on more than four public company boards, including the Board. Except in extraordinary circumstances, and only after the Board has determined that such simultaneous service would not impair the ability of the director to serve effectively on Peabody’s Audit Committee, no member of Peabody’s Audit Committee shall serve simultaneously on the audit committee of more than two other public companies. For purposes of this guideline and as provided under NYSE rules, (i) service on the boards of multiple funds within a single fund complex shall be deemed as service on one public company board, and (ii) service on multiple audit committees within a single fund complex shall be deemed as service on one public company audit committee.

Majority Voting and Mandatory Director Resignation Policy

Our bylaws provide for majority voting in the election of directors. In the case of uncontested elections, in order to be elected, the number of shares voted in favor of a nominee must exceed 50% of the number of votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present. Votes cast include votes against or votes to withhold authority with respect to that nominee’s election, but exclude abstentions and broker non-votes.

If a nominee is an incumbent director and does not receive a majority of the votes cast with respect to the nominee’s election, such director is expected to promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board deems to be relevant. Any director who tenders his or her resignation under our Corporate Governance Guidelines will not participate in the Nominating and Corporate Governance Committee recommendation or Board consideration regarding whether to accept the tendered resignation.

In the case of contested elections, directors will be elected by a plurality of the votes of the shares present in person or by proxy and voting for nominees in the election of directors at any meeting of stockholders for the election of directors at which a quorum is present. For these purposes, a contested election is any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected.

Term Limits and Retirement Age

Pursuant to our Corporate Governance Guidelines, the Board has not established term limits for directors. While term limits facilitate Board refreshment, they can also result in the loss of experience and expertise that is critical to effective operation of the Board. Longer tenured directors can provide valuable insight into the company and its operations. To ensure that the Board continues to evolve and benefit from fresh perspectives and ideas, the Nominating and Corporate Governance Committee evaluates qualifications and contributions of each incumbent director before recommending the nomination of such director for an additional term.

Pursuant to our Corporate Governance Guidelines, a director who has reached the age of 75 should submit a letter of resignation to the Board to be effective upon acceptance by the Board. Such letters of resignation will be considered by the Board in consultation with the Nominating and Corporate Governance Committees upon receipt and, if applicable, annually thereafter.

Code of Business Conduct and Ethics

We have adopted a code of ethics, the “Code of Business Conduct and Ethics” which can be found on our website (www.peabodyenergy.com) by clicking on “Investor” and then “Governance Documents.” The Code of Business Conduct and Ethics applies to all our directors, officers and salaried employees.

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Succession Planning

Pursuant to the Corporate Governance Guidelines, our CEO provides the Board with an annual report on succession planning and related development recommendations. The report includes a short-term succession plan which delineates temporary delegation of authority in the event that the CEO or any other executive officer is unable to perform his or her duties.

Director Compensation

The 2020 compensation of non-employee directors consisted of cash compensation (annual Board and committee retainers) and equity compensation. Each of these components is described in more detail below. Any director who was also our employee received no additional compensation for serving as a director. In setting director compensation, the Compensation Committee received input from F.W. Cook, its independent compensation consultant. In addition, our 2017 Incentive Plan places a limit of $600,000 total on cash and equity compensation that may be awarded to each non-employee director in any calendar year.

In October 2020, F.W. Cook conducted a competitive market review of our non-employee director compensation program. Data were collected from the same peer group we utilized for executive compensation decisions (as described below under “Compensation Discussion and Analysis”). Based on this review, F.W. Cook presented to the Compensation Committee recommendations for our non-employee director compensation program and the Committee approved the following changes to both (1) enhance certainty in the program by increasing the emphasis on cash which recognizes the significant level of volatility in our stock; and (2) recognize the extraordinary time commitment of the non-employee directors by compensating them for meeting attendance beyond a predetermined minimum number of meetings:

•	Increase the annual cash retainer from $110,000 to $200,000 (effective October 13, 2020)

•	Decrease the annual equity retainer from $140,000 to $25,000 (effective for the 2021 grant)

•	Introduce a $1,500 Board meeting fee when the number of meetings exceeds 12 per year (effective October 13, 2020)

The above changes had the effect of reducing the total (cash and equity) fixed director retainers from $250,000 to $225,000 (excluding any incremental compensation provided for Board/Committee leadership and/or Board meeting attendance above the predetermined threshold). We believe the reduction in fixed retainers is appropriate given the increased certainty in the program as a result of emphasizing cash versus equity.

The following table summarizes the non-employee director compensation structure (before and after the changes approved in October 2020):

Non-Employee Director Compensation Component	Effective as of January 1, 2020	Effective as of October 13, 2020
Annual Cash Retainer	$ 110,000	$ 200,000
Additional Committee Chair Cash Retainer
Audit Committee Chair	$ 25,000	$ 25,000
Compensation Committee Chair	$ 15,000	$ 15,000
Health, Safety, Security and Environmental Committee Chair	$ 15,000	$ 15,000
Nominating and Corporate Governance Committee Chair	$ 15,000	$ 15,000
Additional Non-Executive Chairman Cash Retainer	$ 150,000	$ 150,000
Annual Equity Award Value	$ 140,000	$ 25,000	(1)

(1)	Effective for 2021 grants.

The 2020 equity award for our non-employee directors was comprised of deferred stock units (“DSUs”). The number of DSUs granted to each non-employee director in 2020 was determined by dividing $140,000 by a $10 price per share of Peabody’s Common Stock (and rounding down to the nearest whole DSU). A $10 share price was used to determine 2020 non-employee director DSU grants to reduce the number of DSUs granted to directors and align with the approach used by Management in 2020. This had the effect of reducing the 2020 grant value of the DSUs by approximately

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$88,200 or 63%. DSUs generally vest monthly over 12 months. However, the underlying shares are generally not distributed until the earlier of (1) three years after the grant date and (2) the director’s separation from service, depending on the director’s election.

Other Elements of Board Compensation

In addition to the compensation described above, we paid travel and accommodation expenses of our non-employee directors to attend meetings and other integral corporate functions. Non-employee directors could be accompanied by a spouse/partner when traveling on company business on our aircraft or charter aircraft. Non-employee directors also had the opportunity to participate in our charitable contribution matching gifts program at the same level and based on the same guidelines applicable to our full-time employees.

The following table sets forth compensation for each director (other than Mr. Kellow and Mr. Yeates) who served on the Board in 2020:

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Samantha B. Algaze (4)	120,119	78,155	—	198,274
Andrea E. Bertone *	129,286	51,800	5,000	186,086
William H. Champion (4)	74,286	34,531	—	108,817
Nicholas J. Chirekos*	141,786	51,800	5,000	198,586
Stephen E. Gorman *	144,286	51,800	5,000	201,086
Joe W. Laymon *	144,286	51,800	—	196,086
Teresa S. Madden (5)	101,250	51,800	—	153,050
Bob Malone ^	279,286	51,800	—	331,086
David J. Miller (4)	120,119	78,155	—	198,274
Kenneth W. Moore (5)	55,000	51,800	—	106,800
Michael W. Sutherlin	144,286	51,800	—	196,086

*	Committee Chair

^	Non-Executive Chairman

(1)	Fees earned include the annual retainer and any committee chair or non-executive chair fees or retainers.

(2)	On February 20, 2020, Ms. Algaze and Mr. Miller were granted 3,500 DSUs at a grant date fair value of $7.53, as indicated in this column. On May 8, 2020, each non-employee director was granted 14,000 DSUs at a grant date fair value of $3.70 per share, as indicated in this column. On July 15, 2020, Mr. Champion was granted 11,666 DSUs at a grant date fair value of $2.96, as indicated in this column. As of December 31, 2020, Ms. Algaze and Mr. Miller had 17,500 stock awards outstanding, Ms. Bertone had 19,715 stock awards outstanding, Mr. Champion had 11,666 stock awards outstanding and all other non-employee directors had 21,877 stock awards outstanding. No options were held by directors as of the end of 2020.

(3)	All Other Compensation for Ms. Bertone, Mr. Chirekos and Mr. Gorman consists of charitable contributions in accordance with our matching gift program.

(4)	Ms. Algaze and Mr. Miller joined the Board on February 20, 2020. Mr. Champion joined the Board on July 15, 2020.

(5)	Ms. Madden resigned from the Board effective July 15, 2020, and Mr. Moore resigned from the Board effective June 3, 2020.

Non-Employee Director Share Ownership Requirements

Under our share ownership requirements for directors, each non-employee director was required to acquire and retain Common Stock having a value equal to at least five times his or her annual cash retainer. To reflect the higher cash retainer, effective October 13, 2020, the director stock ownership guideline was changed from a multiple of cash retainer to a fixed dollar amount of $500,000. Directors are expected to achieve compliance with the guidelines within 5 years of Board appointment.

If at any time a non-employee director does not meet his or her ownership requirement, the director must retain (1) any Common Stock owned by the director (whether owned directly or indirectly) and (2) any net shares received as the result of the exercise, vesting or payment of any equity award until the ownership requirement is met, in each case unless otherwise approved in writing by the Compensation Committee. For this purpose, “net shares” means the shares of Common Stock that remain after shares are sold or withheld, as the case may be, to (1) pay the exercise price for a stock

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option award or (2) satisfy any tax obligations, including withholding taxes, arising in connection with the exercise, vesting or payment of an equity award.

Compliance with these requirements is evaluated as of December 31 of each year. The value of an individual’s share ownership as of such date is determined by multiplying the number of shares of our Common Stock or other eligible equity interests held by the individual by the closing price of our stock as of the business day immediately preceding the date of determination. Currently, each non-employee director is in compliance with these requirements.

For purposes of determining stock ownership levels, only the following forms of equity interests are included:

•	stock owned directly (including stock or stock units held in any defined contribution plan or employee stock purchase plan and shares of restricted stock);

•	stock held by immediate family members residing in the same household or through trusts for the benefit of the person or his or her immediate family members residing in the same household;

•	unvested restricted stock or RSUs (provided that vesting is based solely on the passage of time and/or continued service with Peabody); and

•	vested and undistributed DSUs.

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COMPENSATION DISCUSSION AND ANALYSIS

Dear Fellow Stockholder:

I am writing to you today on behalf of the entire Compensation Committee of Peabody’s Board of Directors. As members of the Compensation Committee, we have a critical responsibility to ensure that Peabody’s executive compensation programs align with interests of our stockholders as well as attracts, retains and incents our executives to execute Peabody’s long-term business strategy.

Our compensation program is grounded in a pay-for-performance approach, with rewards consisting of a combination of base salary, annual cash incentives and equity awards. The 2020 executive compensation program was similar in structure to the 2019 program that received 84% stockholder support at the 2020 Annual Meeting.

In 2020, the COVID-19 pandemic severely impacted the global economy, which in turn impacted Peabody’s operations and pricing and demand for its products. These challenges were evidenced in Peabody’s share price performance during the year – as well as management’s compensation given our pay-for-performance philosophy. By design, a significant portion of management’s target compensation is at risk, subject to achieving both short-term and long-term performance goals. Only the base salary portion of executive compensation is fixed. As a result, based on 2020 business performance, the following outcomes were realized:

•	There were no increases in base salaries for our NEOs other than for Mr. Spurbeck’s promotion to Chief Financial Officer

•	21.8% of the target value of the 2020 short-term incentive program was earned, based upon our 2020 business results

•	In April 2020, recognizing the challenges facing the industry and the company, Mr. Kellow voluntarily forfeited his 2020 STI award.

•	79.8% of the target units of the 2018 performance unit awards was earned, reflecting the impact of the negative TSR modifier given Peabody’s share price performance over the vesting period. The value of the award earned was 5% of the original grant date value, demonstrating strong pay-for-performance alignment between our management team and shareholders.

In order to maintain an appropriate balance of alignment with stockholders and providing competitive pay to participants for performance within a challenging business environment, the Compensation Committee has made the following changes for the 2021 compensation program:

•	Long-term incentive targets for each NEO will be reduced by approximately 40%

•	Mix for the target value of long-term incentive awards will be as follows:

o	50% performance-based cash

o	25% restricted stock units

o	25% service-based cash

On behalf of the Compensation Committee, I would like to thank you for your support. Our Committee remains committed to the ongoing evaluation of executive compensation programs to ensure alignment with the interests of our stockholders and support of our business strategy. Thank you.

Sincerely,

Joe Laymon

Compensation Committee Chair

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Overview

Peabody’s 2020 executive compensation program included several features that evidence our pay-for-performance approach to executive compensation. This approach aligns with Peabody’s current business strategy and is designed to motivate and reward our leaders for long-term performance and enhanced company value. In addition, we continued to engage with and listen to our investors. We believe that our 2020 executive compensation program supported Peabody’s strategic objectives and was aligned with stockholder interests and the feedback provided by our owners during that engagement process.

2020 Named Executive Officers

This Compensation Discussion and Analysis (the “CD&A”) explains the elements of the compensation of Peabody’s NEOs and describes the objectives and principles underlying Peabody’s executive compensation program and decisions made in fiscal year 2020. For fiscal year 2020, our NEOs were:

Current Officers	Title as of December 31, 2020
Glenn L. Kellow	President and Chief Executive Officer
Mark A Spurbeck(1)	Executive Vice President and Chief Financial Officer
Darren R. Yeates(2)	Executive Vice President and Chief Operating Officer
Kemal Williamson	President – U.S. Operations
Marc E. Hathhorn	President – Australia Operations
Former Officers	Former Title
Amy B. Schwetz(3)	Executive Vice President and Chief Financial Officer
Charles F. Meintjes(4)	Executive Vice President and Chief Operating Officer

(1)	On January 6, 2020, Mr. Spurbeck was appointed Senior Vice President and Interim Chief Financial Officer in connection with Ms. Schwetz’s voluntary resignation from the Company. Mr. Spurbeck was appointed Executive Vice President and Chief Financial Officer on June 11, 2020.

(2)	On October 26, 2020, Mr. Yeates was appointed Executive Vice President and Chief Operating Officer.

(3)	On January 2, 2020, Ms. Schwetz notified Peabody of her voluntary resignation from the Company, which became effective on February 5, 2020.

(4)	On September 18, 2020, Mr. Meintjes’ employment was terminated without cause by the Company.

Business Highlights for 2020

For many individuals, communities, and businesses, including Peabody, the COVID-19 pandemic brought with it many challenges. Against this backdrop, we took action throughout 2020 to better position the company and intend to continue to pursue actions to further improve the business in 2021. Key 2020 actions and results include:

•	In line with the broader U.S. coal industry having the safest year on record per MSHA, there were no fatal accidents at any of our operated mines. Four of our U.S. thermal mines had zero reportable incidents, demonstrating truly zero harm, and Australia had its lowest incidence rate since 2017.

•	Operational and financial results were severely impacted by both weak demand and pricing, with 2020 revenues and volumes declining 38 percent and 20 percent, respectively, from the prior year. These impacts, along with non-cash impairment charges, resulted in a full year 2020 loss from continuing operations, net of income taxes of $1.86 billion. For the year, Adjusted EBITDA[1] totaled $258.8 million.

•	We advanced cost reduction programs across each of our mines, with three out of four of our operating segments delivering lower full year costs per ton compared to the prior year, even while responding to difficult demand conditions.

•	We created a leaner corporate structure by further streamlining activities, resulting in 31 percent lower SG&A expense compared to the prior year.

•	We completed a comprehensive financing solution with our revolving credit lenders, approximately 87 percent of our 2022 bondholders and our surety bond providers to extend a significant portion of the company’s near-term debt maturities to December 2024, eliminate our net leverage ratio covenant and stabilize collateral requirements for our existing surety bond portfolio.

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•	We had over $34 million of U.S. reclamation bond releases approved including final release on approximately 6,800 acres. In addition, we restored nearly one acre of land for every acre disturbed globally.

•	Our North Antelope Rochelle Mine received the Excellence in Mining Reclamation Award from the Wyoming Department of Environmental Quality for its reclamation work at the mine.

•	As part of our commitment to the ongoing health and safety of our employees, vendors and the communities in which we operate, we developed and implemented a detailed Pandemic Response Plan to help manage the spread of COVID-19 at our operations.

•	We pursued a transformational joint venture with Arch Resources, Inc. to combine the companies’ Powder River Basin and Colorado assets. The company attempted to pursue a highly strategic and synergistic transaction for the benefit of its customers and other stakeholders. The agreement to establish the joint venture was mutually terminated after the U.S. District Court issued its decision to support the FTC’s efforts to block the transaction.

[1]	Adjusted EBITDA is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B.

Response to Last Year’s Say-on-Pay Vote

At the 2020 Annual Meeting, we conducted a Say-on-Pay vote in which we received 84% support. The Compensation Committee considered the result of the 2020 Say-on-Pay vote in making compensation decisions after the 2020 Annual Meeting, but it did not make any changes to our compensation policies or practices that were specifically driven by the 2020 Say-on-Pay vote.

Peabody engaged in open and constructive dialogue with its stockholders throughout 2020 and into 2021. The Board and the Compensation Committee value these discussions and will continue to engage with stockholders to receive feedback about our executive compensation programs.

Response to Stockholders

In addition to stockholder engagement, we sought the advice of the Compensation Committee’s independent consultant and other external advisors.

The Compensation Committee determined that the 2020 executive compensation program, the overall structure of which was unchanged from 2019, was grounded in a pay-for-performance approach, is aligned with current business realities and is designed to motivate and reward our leaders for long-term performance and enhanced company value.

2020 Executive Compensation Program Structure

Our 2020 executive compensation program reflected a combination of salary, annual cash incentives under our STIP and LTIP equity awards.

The graphs below display the 2020 target total direct compensation mix for our CEO and our other NEOs, as well as the portion that was performance-based. As shown in the graphs below, about 59% of the CEO’s target total direct compensation and, on average, about 53% of the target total direct compensation for the other NEOs was performance-based.

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Process for Determining 2020 NEO Compensation

Our executive compensation philosophy is comprised of the following core principles:

•	Pay-for-performance;

•	STIP awards should be tied to the successful achievement of pre-established objectives that support our business strategy; and

•	Long-term incentives should provide opportunities for executives to earn equity compensation if certain pre-established long-term objectives are successfully achieved.

Summarized below are roles and responsibilities of the parties that participated in the development of Peabody’s 2020 executive compensation program:

Committees

The Compensation Committee and, as it relates to the CEO, the independent members of the Board (the “Special Committee” and together with the Compensation Committee, the “Committees”), had responsibility for overseeing our executive compensation framework. The Committees, working with the Committees’ independent compensation advisor (discussed further below), other advisors and senior management, sought to align pay with performance and create incentives that reward operational excellence, safety and financial management and that ultimately are designed to create stockholder value.

The Committees’ responsibilities included:

•	developing our executive compensation philosophy;

•	approving base salaries and STIP and LTIP programs and opportunities;

•	assessing performance and approving earned incentives;

•	approving LTIP grants including performance goals and award terms; and

•	approving severance programs and executive participation.

In making compensation decisions for 2020, the Committees reviewed the total compensation opportunity for each of our NEOs and determined base salaries and incentive targets, taking into consideration:

•	the breadth, scope, complexity and criticality of each NEO’s role;

•	competitive market information;

•	internal equity or roles of similar responsibilities, experience and organizational impact;

•	current compensation levels; and

•	individual performance.

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The Committees did not use a predetermined formula to make overall decisions but generally considered all of the above factors.

Management

For 2020, in relation to compensation, the role of the CEO was to review the performance of the other NEOs and make recommendations on base salary, STIP and LTIP opportunities for the other NEOs. The CEO is not present during deliberations or voting with respect to his own compensation.

Independent Compensation Consultants

The Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management and is directly responsible for the appointment, compensation arrangements and oversight of the work of any such person. Under this authority, for 2020 the Compensation Committee engaged an independent compensation consultant, F.W. Cook, after assessing its independence. F.W. Cook does not provide any other services to us and its work in support of the Compensation Committee did not raise any conflicts of interest or independence concerns. F.W. Cook in general provided the Committees with competitive market information, assistance on evaluation of the peer group composition, input to incentive program design, and information on compensation trends. The Board conducts an annual review of the performance of F.W. Cook.

Competitive Market Information

Talent for senior-level management positions and key roles in the organization can be acquired across a broad spectrum of companies. As such, we utilized competitive market compensation information for 2020:

•	as an input in developing base salary levels, STIP targets and LTIP award ranges;

•	to evaluate the form and mix of equity awarded to NEOs;

•	to assess the competitiveness of total direct compensation opportunities for NEOs;

•	to evaluate share utilization by reviewing overhang levels and annual run rates;

•	to evaluate share ownership guidelines;

•	to validate whether our executive compensation program was aligned with our performance; and

•	as an input in designing compensation plans, benefits and perquisite programs.

This competitive market information comes from both compensation surveys and from a group of companies of similar size and/or complexity as us (the “Compensation Peer Group”), described in more detail in the section below. The survey data provided a significant sample size, included information for management positions below senior executives, and included other industries from which we might recruit for executive positions. The primary survey source was the Willis Towers Watson Executive Database. We did not select the constituent companies comprising this survey group, and the component companies’ identities were not a material factor in the applicable compensation analysis.

As stated above, while the Compensation Committee examined competitive market information from this survey and the Compensation Peer Group, competitive market information was not the sole factor in its decision-making process.

Compensation Peer Group

In determining the composition of the Compensation Peer Group, our Compensation Committee considered companies that were:

•	direct business competitors;

•	labor market competitors;

•	in a similar industry (for example, coal and consumable fuels, mining and metals, energy and other companies subject to similar economic opportunities and challenges); and

•	of a similar scale (with revenue and total assets generally within 1/3-times to 3-times the size of our company).

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The following table illustrates the changes to the peer group based on this analysis:

2020 Compensation Peer Group (16)	Alignment with Peer Median (1)
Alpha Metallurgical Resources, Inc..(2)
Antero Resources Corporation
Arch Resources, Inc.
Barrick Gold Corporation
Chesapeake Energy Corporation
Cleveland-Cliffs Inc.
CONSOL Energy Inc.
CVR Energy, Inc.
Domtar Corporation
Freeport-McMoRan Inc.
Newmont Corporation
Southwestern Energy Company
The Mosaic Company
Teck Resources Limited
United States Steel Corporation
Warrior Met Coal, Inc.

(1)	Data is reflected as of the most recently reported four quarters at January 1, 2021 from S&P’s Capital IQ; includes adjustments that may differ from GAAP reporting made by Capital IQ.

(2)	Effective February 1, 2021, Contura Energy, Inc. changed its name to Alpha Metallurgical Resources, Inc.

2020 NEO Compensation Determinations and Outcomes

The following discussion provides details of our executive compensation program determinations and outcomes for each of our NEOs during 2020.

Base Salaries

In general, we pay base salaries to the NEOs to provide them with a level of fixed income for their service to Peabody. There were no increases in base salaries for our NEOs other than for Mr. Spurbeck. Upon Ms. Schwetz’s resignation from her position as Executive Vice President and Chief Financial Officer, the Board appointed Mr. Spurbeck to serve as the company’s Interim Chief Financial Officer effective January 6, 2020. The Compensation Committee approved an annual base salary of $358,750 for Mr. Spurbeck and an additional monthly cash payment of $7,604, paid each month during the duration of his tenure as Interim Chief Financial Officer. Effective June 11, 2020, the Board approved Mr. Spurbeck’s appointment to the position of Executive Vice President and Chief Financial Officer and the Compensation Committee approved an increase of his base salary to $520,000 annually.

Named Executive Officer	Base Salary as of January 1, 2020		Base Salary as of December 31, 2020		Overall % Change in 2020
Glenn L. Kellow	$e 1,100,000		$ 1,100,000		0%
Mark A. Spurbeck	$ 358,750		$ 520,000		45%
Darren R. Yeates	N/A	(1)	$ 700,000		N/A(1)
Kemal Williamson	$ 536,100		$ 536,100		0%
Marc E. Hathhorn	$ 505,000		$ 505,000		0%
Amy B. Schwetz	$ 640,000		N/A	(2)	N/A(2)
Charles F. Meintjes	$ 610,000		N/A	(2)	N/A(2)

(1)	Mr. Yeates was appointed to serve as Peabody’s Executive Vice President and Chief Operating Officer effective November 1, 2020.

(2)	Ms. Schwetz and Mr. Meintjes were not employed by Peabody as of December 31, 2020.

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Short-Term Incentive Program

The STIP is designed to reward company performance while encouraging management to continue to improve upon our excellent safety record. For 2020, the STIP design remained consistent with the 2019 design, our strategic priorities and our pay-for-performance approach.

The table below provides the definitions for and the purposes of the 2020 STIP performance metrics, which applied to the executive officers and certain other participants in the 2020 STIP:

Metric	Definition	Purpose
Free Cash Flow—STIP per Share

Free Cash Flow—STIP divided by Weighted Average Diluted Shares Outstanding—STIP, where:

•    “Free Cash Flow—STIP” is defined and reconciled in Appendix B; and

•    “Weighted Average Diluted Shares Outstanding—STIP” includes all dilutive shares and anti-dilutive shares (as disclosed in the 2020 10-K and reconciled in Appendix B).

•    Drives performance to maximize cash from operations

•    Per share measure incentivizes management and provides optionality to deliver value to stockholders through share repurchases and dividends, and to reinvest in the business in accordance with our published investment goals

Adjusted EBITDA—STIP

This metric is based on Adjusted EBITDA – STIP of our consolidated enterprise, after adjusting for the impact of realized seaborne pricing versus budget, calculated at +/-50% of the seaborne pricing variance and limited to a maximum $50 million add-back.

•    Drives management to maximize Adjusted EBITDA, the primary metric used to measure our segments’ operating performance

•    Pricing collar is intended to focus management on operating performance while limiting exposure to pricing volatility, both positive and negative

TRIFR

The number of injuries that result in medical treatment, restricted work or lost time, divided by the number of hours worked (includes employees, contractors and visitors), multiplied by 200,000 hours.

• Safety is a value that is integrated into our business, and is a leading measure of operational excellence and a critical culture and industry imperative
Safety & Sustainability MS Conformance

Safety & Sustainability MS sets the expectations relating to safety and health for the organization. Safety & Sustainability MS aligns with CORESafetyTM (a National Mining Association framework) and is centered on three key areas of leadership and organization, risk management and assurance. Embedded in this framework is a requirement to audit conformance.

The 2020 STIP awards were designed so that no 2020 STIP award could exceed $5,000,000.

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Summarized in the table below are: the weights for each 2020 STIP performance metric; threshold, target and maximum performance expectations; actual results; and the achievement percentage for each performance metric:

Metric	Weight	Threshold (25%)	Target (100%)	Maximum (200%)	Actual Results	Achievement

Free Cash Flow—STIP per Share
	40%	($0.85)	$0.15	$2.90	($2.21)	0.0%
Adjusted EBITDA—STIP ($ in millions)
	40%	$350	$450	$650	$337	0.0%
Safety		Threshold (50%)
TRIFR
	10%	1.80	1.39	0.97	1.67	65.9%
Safety & Sustainability MS
	10%	Not more than two (2) open major non-conformances	Not more than one (1) open major non-conformance	Full conformance with all Safety & Sustainability MS elements and approved standards	97.6% Conformance	152.0%
				Total Achievement		21.8%

Peabody’s 2020 financial results, including Free Cash Flow and Adjusted EBITDA performance were significantly impacted by the impacts of the COVID-19 pandemic on the global economy, our customers and our operations. Along with the pandemic came lower electricity generation and steel production, depressed natural gas prices, lower global energy prices and the disruption of certain markets across the globe, creating significant financial challenges for Peabody. The Compensation Committee made no discretionary adjustments to the 2020 STI awards due to the impact of the COVID-19 pandemic. In April 2020, recognizing the challenges facing the industry and the company, Mr. Kellow voluntarily forfeited his 2020 STI award.

Name	Target Opportunity as a % of Base Salary	2020 STIP Earned as a % of Target	2020 STIP Earned ($)
Glenn L. Kellow	125%	—%	—
Mark A. Spurbeck	85%(1)	26%	111,618
Darren R. Yeates	100%	100%(3)	116,667
Kemal Williamson	85%	22%	99,294
Marc E. Hathhorn	85%	22%	93,534
Amy B. Schwetz(2)	—	—	—
Charles F. Meintjes	100%	16%(4)	95,410

(1)	Reflects the target percentage effective June 11, 2020 after the approval of a revised compensation package for Mr. Spurbeck to recognize his increased responsibilities in his new role as Executive Vice President and Chief Financial Officer. Mr. Spurbeck’s target opportunity was 80% prior to June 11, 2020, and 60% prior to January 6, 2020. The 85% target opportunity was pro-rated for the period from June 11, 2020 through December 31, 2020.

(2)	Ms. Schwetz did not participate in the 2020 STIP due to the timing of her resignation.

(3)	Reflects 100% of the pro rata portion of 2020 that Mr. Yeates was employed (2/12ths of the year).

(4)	Mr. Meintjes achieved 16% as a result of proration for his time served leading up to his termination without cause on September 18, 2020.

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Long-Term Incentive Program

The LTIP for the NEOs for fiscal year 2020 consisted of PSUs and RSUs. Target aggregate LTIP award values were established for the NEOs as shown in the following table. Approximately 60% of each NEO’s target award was granted as PSUs, and approximately 40% was granted as RSUs.

Name	Target Value of LTIP Award
Glenn L. Kellow	$ 4,900,000
Mark A. Spurbeck	$1,040,000
Darren R. Yeates	$ —(1)
Kemal Williamson	$ 1,072,200
Marc E. Hathhorn	$ 1,010,000
Amy B. Schwetz	$ —(2)
Charles F. Meintjes	$ 1,372,500

(1)	Mr. Yeates did not receive a 2020 LTI award due to the timing of his hire date.

(2)	Ms. Schwetz did not receive a 2020 LTI award due to the timing of her resignation.

RSUs generally represent the right to receive a defined number of shares of our Common Stock after completing a service period established at the time of grant. RSUs granted to the NEOs in 2020 generally vest ratably on each of the first three anniversaries of the grant date, subject to continued employment. The Compensation Committee believes RSUs are important because they link compensation to stock price performance, promote retention, and build executive ownership and alignment with stockholders.

PSUs were granted to the NEOs for a performance period beginning on January 1, 2020 and ending December 31, 2022. The LTIP includes PSUs to provide strong linkage to company performance based on the metrics described below.

The table below provides definitions for and the purposes of the performance metrics applicable to the 2020 PSU awards:

Metric	Definition	Purpose
Return on Invested Capital (“ROIC”)[1]

Net Operating Profit After Tax divided by Average Invested Capital, where:

•    “Net Operating Profit After Tax” is Annual Operating Profit excluding the amortization of sales contracts and any non-recurring charges associated with the early settlement or termination of company liabilities, mine closures or employee separation programs, as adjusted by the amount of taxes paid or received for such year in cash;

•    “Average Invested Capital” is the sum of (a) the total debt of Peabody and (b) the total equity of Peabody minus Excess Cash, as determined using the four-quarter average;

•    “Excess Cash” is Peabody’s unrestricted cash reserves minus $800 million (Peabody’s targeted liquidity level), plus unused available liquidity under any credit arrangements for each period; and

•    Payout is based on a straight average of annual three-year performance.

A measure of company performance that aims to incentivize management to pursue efficient and disciplined capital allocation and maximize returns on investment

Metric was designed to incentivize management to deliver returns in excess of its weighted average cost of capital

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Metric	Definition	Purpose
Environmental Reclamation

•    A ratio of reclaimed graded acres vs. disturbed acres, where “graded” means returning the land to the final contour grading prior to soil replacement and “disturbed” means new acres impacted for mining purposes; and

•    Payout is based on a straight average of annual three-year performance.

Encourages commitment to reclamation and reduction of mining footprint, and, more broadly, a commitment to environmental and social responsibility, by incentivizing management to maximize acres reclaimed versus disturbed
Relative Total Shareholder Return (“RTSR”)

The rank of Peabody’s Total Shareholder Return as compared to the Total Shareholder Return of all members of the RTSR peer group, ranked in descending order, at the end of the performance period, where:

•    “Total Shareholder Return” reflects stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the performance period through the end of the performance period; and

•    The beginning stock price will be based on the average of the 20 trading days immediately prior to the first day of the performance period and the ending stock price will be based on the average of the 20 trading days immediately prior to the last day of the performance period.

Encourages management to maximize long-term stock price appreciation and return of capital to stockholders

[1]	Net Operating Profit After Tax, Annual Operating Profit, Average Invested Capital, Excess Cash, and ROIC are not recognized terms under GAAP. These measures are defined and reconciled to the nearest GAAP measures in Appendix B.

Summarized in the table below are the weights for each performance metric and threshold, target and maximum performance expectations.

Metric	Weight	Threshold	Target	Maximum
ROIC	80%	5.0%	10.0%	15.0%
Environmental Reclamation	20%	0.8 to 1	1.0 to 1	1.2 to 1
RTSR	Used as a “modifier,” as described below
Payout as a Percent of Target		50%	100%	200%

With the RTSR modifier, the payout determined based on the ROIC and Environmental Reclamation metrics can be increased or decreased by 25%, as shown in the table below. However, maximum achievement for the 2020 PSUs is capped at 200%, and no positive adjustment will be made where RTSR is negative, even if RTSR is above the 75th percentile.

RTSR Peer Group Percentile Rank	Payout Adjustment
Above the 75th percentile	+25%
Between 25th and 75th percentile	None
Below the 25th percentile	-25%

The RTSR peer group consists of the companies set forth in the table below. The list includes the VanEck Vectors Coal exchange-traded fund (the “KOL Index”), Peabody’s current peers that are included in the KOL Index, other U.S.-based companies in the KOL Index, Australia-based companies in the KOL Index, as well as other companies in the coal & consumables fuels industry that were excluded from the peer group used to make compensation decisions (as described below) for reasons not applicable for an RTSR performance peer group (for example, because the company used abnormal pay practices or was too small in comparison to Peabody). We used a different peer group for purposes of the RTSR modifier because compensation levels are heavily influenced by scale and certain of our more direct business competitors may be smaller in scale than us.

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2020 RTSR Peer Group (14)	Peer Group Categories
KOL Index
Alliance Resource Partners, L.P.
Alpha Metallurgical Resources, Inc.(1)
Arch Resources, Inc.
CONSOL Energy Inc.
Coronado Global Resources, Inc.
Foresight Energy LP (2)
Hallador Energy Company
Natural Resource Partners L.P.
New Hope Corporation Limited
South32 Limited
Teck Resources Limited
Warrior Met Coal, Inc.
Whitehaven Coal Limited

(1)	Effective February 1, 2021, Contura Energy, Inc. changed its name to Alpha Metallurgical Resources, Inc.

(2)	Foresight Energy LP filed for Chapter 11 bankruptcy.

The performance period applicable to the 2018, 2019 and 2020 PSU awards will conclude at the end of fiscal years 2020, 2021 and 2022, respectively, and these awards therefore remained outstanding as of the end of fiscal year 2020.

Earned Performance Unit Awards for 2018 Grant

With respect to the performance units for the 2018 grant, the overall performance was 79.8% as noted below:

Metric	Threshold	Target	Maximum	Weighting	2018 - 2020 Actual	Metric Payout of Target	Weighted Payout
ROIC	5.0%	10.0%	15.0%	80%	8.2%	82.0%	65.6%
Environmental Reclamation	0.8 to 1	1.0 to 1	1.2 to 1	20%	1.2	195.8%	39.2%
RTSR Payout Modifier	-25%	No Change	+25%		-25.0%		-25.0%
							79.8%

Annual ROIC was 20.1%, 9.7% and (5.2%) for the years 2018-2020, respectively, after adjusting for the impairment charges described below. Average ROIC for the period 2018-2020 was 8.2%, as adjusted. The annual ROIC for 2020 was negatively impacted by the effects of the COVID-19 pandemic on the global economy, resulting in lower electricity generation and steel production, depressed natural gas prices, lower global energy prices, and the disruption of certain markets across the globe.

In 2019 and 2020, the company recorded cumulative non-cash impairment charges totaling $1.8 billion related to assets in the Powder River Basin, Illinois Basin, and New Mexico. Changes in multiple assumptions, including lower long-term natural gas prices, timing of coal plant retirements and continued growth from renewable generation, have contributed to the company projecting that coal’s share of the U.S. generation mix will continue to be lower than prior year levels. These factors have led to the expectation of reduced future sales volumes and low probability of reserve development.

Given these factors are largely out of management’s direct control, the net impact of the impairments has been excluded from the calculation of ROIC for purposes of the Performance Unit Awards. This adjustment increased both Net Operating Profit After Tax and Average Invested Capital as defined by approximately $1.7 billion, net of the benefit from lower Depreciation, Depletion and Amortization. However, due to the decline in our share price during the performance period, the value of the award earned was approximately 5% of the original grant date value, resulting in a 95% decline in long-term compensation value for the NEOs. The table below further depicts this payout value using the closing stock price on the last trading day of 2020 ($2.41 per share). If the impairments described above were included in the calculation, the overall achievement would have been 14.2% for the years 2018-2020, resulting in a 99% decline from the original grant date value.

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Promotion-Based and Additional Retention Compensation Grants for Mr. Spurbeck

Upon Ms. Schwetz’s resignation from her position as Executive Vice President and Chief Financial Officer, the Board appointed Mr. Spurbeck to serve as the company’s Interim Chief Financial Officer effective January 6, 2020. The Compensation Committee approved a short-term incentive compensation opportunity for Mr. Spurbeck with a target level of 80% of his base salary, prorated for fiscal year 2020 based on his positions held. In addition, on January 22, 2020, Mr. Spurbeck received a supplemental equity grant with a value of $144,750 in RSUs that generally vest ratably on January 22, 2021, January 2, 2022 and January 2, 2023, subject to continued employment, representing the difference between his regular grant and amount for the interim role.

Effective June 11, 2020, the Board approved Mr. Spurbeck’s appointment to the position of Executive Vice President and Chief Financial Officer and the Compensation Committee approved an increase of his base salary to $520,000 annually. His short-term incentive target increased to 85% of base salary. In addition, he received a one-time supplemental equity grant of $680,000 effective July 1, 2020 reflecting the difference between what was previously granted and the target amount of his new role. A $10 share price was used to determine the number of shares granted for this award to align with the approach used for the January 2020 award. This had the effect of reducing this supplemental grant value by approximately 72%. Following the same performance-weighted design as applied to other NEO grants, the supplemental equity award was comprised of a grant of $272,000 in RSUs that generally vest on July 1, 2021, January 2, 2022 and January 2, 2023, subject to continued employment, and a grant of $408,000 in target value of PSUs that generally follow the same design as the other PSUs granted to the other NEOs in January 2020 (as discussed above), with a performance period beginning on January 1, 2020 and ending on December 31, 2022, subject to continued employment.

In recognition of his promotion, Mr. Spurbeck received a one-time cash inducement award equal to 50% of base salary, or $260,000 that vests in two tranches, 50% after 12 months from appointment as CFO and 50% after 18 months.

Employment Agreement with Mr. Yeates

In connection with Mr. Yeates’ appointment as Executive Vice President and Chief Operating Officer of the Company effective November 1, 2020, Mr. Yeates entered into a contract of employment, dated October 26, 2020 (“Employment Agreement”) with Peabody Energy Australia Coal Pty Ltd, a wholly-owned subsidiary of the Company. The material terms of the Employment Agreement are summarized below.

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Pursuant to the Employment Agreement, Mr. Yeates received: (i) an annual base salary of $700,000; (ii) a one-time cash signing bonus in the amount of $600,000 within 30 days of the commencement of his employment, which is subject to repayment in full in the event that Mr. Yeates voluntarily resigns or is terminated for cause within one year of commencing employment; (iii) a short-term incentive compensation (“STI”) opportunity with a target level of 100% of his base salary, pursuant to the Peabody Energy Corporation 2017 Incentive Plan (the “Plan”), prorated for fiscal year 2020; and (iv) a target long-term incentive compensation (“LTI”) opportunity valued at approximately 140% of his base salary, pursuant to the Plan. Mr. Yeates’ performance-based STI and LTI payouts will be based upon the achievement of the Company’s performance objectives as approved by the Compensation Committee of the Board. The Employment Agreement requires Mr. Yeates to relocate to the Company’s headquarters in St. Louis, Missouri at the earliest opportunity, but not later than April 12, 2022.

Looking Ahead: Compensation Program Changes for 2021

In order to maintain an appropriate balance of alignment with stockholders and competitive value to participants for performance within a challenging business environment, which is unrelated to the impacts of the COVID-19 pandemic, the Compensation Committee made the following changes for 2021:

•	Long-term incentive targets for each of the NEOs will be reduced by approximately 40%

•	The mix for the target value of the long-term incentive awards will be as follows:

•	50% performance-based cash

•	25% restricted stock units

•	25% service-based cash

Executive Compensation Policies and Practices

Benefits

NEOs participated in 2020 in benefit plans generally available to the broader employee group.

Non-Qualified Defined Contribution Plan

All of our NEOs participated in our non-qualified defined contribution plan (“Non-Qualified Plan”). The Non-Qualified Plan was designed to allow a select group of highly compensated management employees make contributions in excess of certain limits imposed by the Code that apply to our tax-qualified 401(k) plan. The Non-Qualified Plan was designed to restore the benefits, including matching contributions on employee contributions, not permitted due to the limits on the qualified 401(k) plan. Investment options under the Non-Qualified Plan were generally identical to those under the qualified 401(k) plan, except that collective trust options are not available. The target date trust and retirement savings trust funds available under the qualified 401(k) plan have been replaced with target date retirement funds and a money market fund. Our NEOs were each able to defer from 1% to 10% of his or her compensation to the Non-Qualified Plan. Prior to May 13, 2020, for every $1 deferred up to 6%, Peabody contributed $1 to the Non-Qualified Plan. Effective May 13, 2020, the company match was suspended for both the qualified and non-qualified plans. Matching contributions were 100% vested effective January 1, 2019.The PIC Board approved the termination of the non-qualified defined contribution plan in May 2020. Participants in the non-qualified defined contribution plan will receive a lump sum distribution of their account balance under the plan in May 2021. Peabody has established a rabbi trust for the purpose of providing Non-Qualified Plan benefits to participants.

Perquisites

In 2020, we provided limited perquisites that the Committees believed were necessary to enable the NEOs to perform their responsibilities safely and efficiently. The limited perquisites utilized by our NEOs in 2020 are explained in the footnotes to the All Other Compensation table on page 47.

During 2020, we offered our NEOs financial counseling services. Offering such services helped ensure that our NEOs understand, appreciate and maximize our benefit programs. Not all of our NEOs utilized the financial counseling services; however, for those who did, we reported the value of the service as a perquisite in the All Other Compensation table below (these values were not “grossed up” for tax purposes). Additionally, in 2020, we provided the CEO with tax preparation benefits up to $20,000 in value (which benefit was also not “grossed up for tax purposes). This perquisite is reported in the All Other Compensation table below.

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Share Ownership Requirements

We have share ownership requirements for our NEOs, which are designed to align their long-term financial interests with those of our stockholders. The NEO share ownership requirements are as follows:

Role	Value of Common Stock to be Owned
CEO	5 times base salary
Other NEOs	3 times base salary

If at any time a NEO does not meet his or her ownership requirement, he or she must retain 100% of net shares received as the result of the exercise, vesting or payment of any equity award until the ownership requirement is met. For this purpose, “net shares” means the shares that remain after shares are sold or withheld to satisfy any tax obligations, including withholding taxes, arising in connection with the exercise, vesting or payment of an equity award. As of December 31, 2020, all NEOs were in compliance with the requirement to retain 100% net shares received as the result of the exercise, vesting or payment of any equity award until such NEO’s ownership requirement is met.

Prohibition on Hedging or Pledging of Company Stock

Our Insider Trading Policy prohibits our directors and all our employees, including our NEOs, from entering into hedging transactions involving our stock, and from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral for a loan. Prohibited hedging transactions specifically include transactions involving the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Clawback Provisions

In 2018, our Compensation Committee approved a revised, stand-alone clawback policy designed to align with current market practice with respect to clawback policies. Under this policy, subject to certain exceptions, if Peabody is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, and the Board determines any current or former Section 16 officer of Peabody who received certain incentive-based compensation (including STIP awards and PSUs) has willfully committed an act of fraud, dishonesty, or intentional disregard of company policies in the performance of his or her duties as a Section 16 officer that contributed to the noncompliance that resulted in Peabody’s obligation to prepare the accounting restatement, the Board may recover from each such culpable officer “excess incentive-based compensation.” For this purpose, excess incentive-based compensation generally is the amount of incentive-based compensation received by the culpable officer in excess of the amount that otherwise would have been received had such incentive-based compensation been determined based on the accounting restatement. The clawback policy applies to incentive-based compensation for which the applicable performance period ended (or, for stock options, the grant was made) in, or in the three years prior to, the year in which the Board determines that an accounting restatement is required.

Executive Severance Plan

On February 21, 2019, the Board adopted the Peabody Energy Corporation 2019 Executive Severance Plan, effective as of January 1, 2019 (the “2019 Severance Plan”). The 2019 Severance Plan revised and replaced the Peabody Energy Corporation 2015 Amended and Restated Executive Severance Plan. The 2019 Severance Plan provides for severance payments and benefits to the NEOs upon certain qualifying terminations of employment by Peabody without “Cause,” or by the NEO for “Good Reason” (as such key terms are defined in the 2019 Severance Plan). For more information about the 2019 Severance Plan, see “Potential Payments upon Termination or Change in Control.”

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Gorman, Laymon, Miller and Sutherlin and Ms. Bertone served on our Compensation Committee during 2020. None of these committee members is a current or former Peabody officer or employee. In addition, none of our executive officers served during 2020 as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board or Compensation Committee. No member of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries or had any relationship during the fiscal year ended December 31, 2020 that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the SEC and incorporated by reference in Peabody’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

MEMBERS OF THE COMPENSATION COMMITTEE:

JOE W. LAYMON, CHAIR

STEPHEN E. GORMAN

DAVID J. MILLER

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RISK ASSESSMENT IN COMPENSATION PROGRAMS

The Compensation Committee periodically reviews our compensation programs for features that might encourage inappropriate risk-taking. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk.

In 2020 we conducted, and the Compensation Committee reviewed, a comprehensive global risk assessment. The risk assessment included a global inventory of incentive plans and programs and considered factors such as the plan metrics, number of participants, maximum payments and risk mitigation factors. Based on the review, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Peabody.

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EXECUTIVE COMPENSATION TABLES

2020 Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the years ended December 31, 2020, 2019 and 2018, as applicable.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Glenn L. Kellow	2020	1,100,000	—	5,209,680	—(7)	—	43,231	6,352,911
President and	2019	1,100,000	—	5,227,494	1,160,225	—	123,104	7,610,823
Chief Executive Officer	2018	1,080,647	—	5,243,909	884,783	—	123,916	7,333,255
Mark A. Spurbeck	2020	488,482	—	521,028	111,618	—	15,524	1,136,652
Executive Vice President	2019
and Chief Financial Officer	2018
Darren R. Yeates	2020	217,474	600,000	78,155(8)	116,667	—	—	1,012,296
Executive Vice President
and Chief Operating Officer
Kemal Williamson	2020	536,100	—	1,139,963	99,294	—	33,660	1,809,017
President—U.S. Operations	2019	532,825	—	1,115,865	384,507	1,785	68,968	2,103,950
	2018	520,394	—	1,097,052	572,117	—	70,811	2,260,374
Marc E. Hathhorn	2020	505,000	97,500	1,073,832	93,534	—	40,923	1,810,789
President—Australia	2019	459,511	331,626	977,398	442,017	—	48,548	2,259,100
Operations
Amy B. Schwetz	2020	61,333	—	—	—(9)	—	6,357	67,690
Former Executive Vice	2019	624,500	—	1,600,221	—(9)	—	77,785	2,302,506
President and Chief Financial Officer	2018	593,750	—	1,384,522	772,174	—	69,507	2,819,953
Charles F. Meintjes	2020	439,015	—	1,459,242	95,410	—	2,679,861	4,673,528
Former Executive Vice	2019	596,250	—	1,226,825	476,114	—	108,300	2,407,489
President and Chief Operating Officer	2018	572,208	—	1,206,766	629,000	—	217,006	2,624,980

(1)	Amounts in the Salary column reported for 2020 includes additional cash payments of $40,556 paid to Mr. Spurbeck in recognition of his service as Interim Chief Financial Officer, and non-employee director annual retainer fees of $91,502 paid to Mr. Yeates. Mr. Yeates’ employee salary was converted from AUD to USD using the conversion rate as of December 31, 2020.

(2)	Amounts in the Bonus column reported for 2020 represent a cash bonus associated with Mr. Yeates’ employment agreement, and payment of cash-based awards granted to Mr. Hathhorn in 2017. Amounts in the Bonus column reported for 2019 represent a cash bonus of $150,000 associated with Mr. Hathhorn’s relocation to Australia and payment of cash-based awards granted in 2016 ($84,126) and 2017 ($97,500).

(3)	Amounts in the Stock Awards column reported for 2020 represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).

(4)	Amounts in this column reported for 2020 represent awards earned under the 2020 STIP based on actual performance.

(5)	Amounts in this column reported for 2019 reflect only changes in the actuarial present value of Mr. Williamson’s accumulated benefit under the Peabody Investments Corp. (or PIC) Retirement Plan.

(6)	Amounts in this column reported for 2020 are described in the All Other Compensation table below.

(7)	In April 2020, recognizing the challenges facing the industry and the company, Mr. Kellow elected to voluntarily forfeit his 2020 STI award.

(8)	Represents non-employee director DSU awards granted in fiscal 2020.

(9)	Ms. Schwetz received $0 in 2019 and 2020 due to her resignation.

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All Other Compensation

The following table sets forth detailed information regarding the 2020 amounts reported in the All Other Compensation column of the 2020 Summary Compensation Table above.

Name	Group Term Life Insurance ($)	Registrant Contributions for Qualified 401(k) Plan ($) (1)	Registrant Contributions for Non- Qualified Plan ($) (1)	Tax Gross-Ups ($) (2)	Perquisites ($) (3)	Contractual Separation Payments ($) (4)	Total ($)
Glenn L. Kellow	2,622	17,100	7,650	—	15,859	—	43,231
Mark A. Spurbeck	1,098	10,125	—	—	4,301	—	15,524
Darren R. Yeates	—	—	—	—	—	—	—
Kemal Williamson	5,980	8,550	3,512	—	15,618	—	33,660
Marc E. Hathhorn	1,954	11,363	—	27,606	—	—	40,923
Amy B. Schwetz	205	4,308	—	—	1,844	—	6,357
Charles F. Meintjes	3,348	13,725	—	7,955	13,985	2,640,848	2,679,861

(1)	Represents employer contributions to Peabody’s qualified and non-qualified defined contribution plans.

(2)	For Mr. Hathhorn and Mr. Meintjes, represents a tax gross-up for tax return preparation costs.

(3)	For Mr. Kellow and Mr. Spurbeck, represents tax return preparation costs. For Mr. Williamson, Ms. Schwetz and Mr. Meintjes, represents cost of financial planning services.

(4)	For Mr. Meintjes, represents payments received from the 2019 Severance Plan and pay in lieu of notice. These payments were made pursuant to the terms of the 2019 Severance Plan.

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2020 Grants of Plan-Based Awards

The following table summarizes grants to the NEOs of plan-based awards during the year ended December 31, 2020. The table includes RSU awards, PSU awards, and 2020 STIP opportunities as approved by the Committees.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)
	Glenn L. Kellow	68,750	1,375,000	2,750,000	—	—	—	—	—
	1/2/2020	—	—	—	—	—	—	196,000	1,958,040
	1/2/2020	—	—	—	29,400	294,000	588,000	—	3,251,640
	Mark A. Spurbeck	21,470	429,392	858,784	—	—	—	—	—
	1/2/2020	—	—	—	—	—	—	21,524	215,025
	1/22/2020	—	—	—	—	—	—	14,475	114,787
	7/1/2020	—	—	—	—	—	—	27,200	74,528
	7/1/2020	—	—	—	4,080	40,800	81,600	—	116,688
	Darren R. Yeates	5,833	116,667(5)	233,333	—	—	—	—	—
	2/20/2020	—	—	—	—	—	—	3,500	26,355
	5/8/2020	—	—	—	—	—	—	14,000	51,800
	Kemal Williamson	22,784	455,685	911,370	—	—	—	—	—
	1/2/2020	—	—	—	—	—	—	42,888	428,451
	1/2/2020	—	—	—	6,433	64,332	128,664	—	711,512
	Marc E. Hathhorn	21,463	429,250	858,500	—	—	—	—	—
	1/2/2020	—	—	—	—	—	—	40,400	403,596
	1/2/2020	—	—	—	6,060	60,600	121,200	—	670,236
	Amy B. Schwetz	—	—	—	—	—	—	—	—
	Charles F. Meintjes	30,500	610,000	1,220,000	—	—	—	—	—
	1/2/2020	—	—	—	—	—	—	54,900	548,451
	1/2/2020	—	—	—	8,235	82,350	164,700	—	910,791

(1)	Represents the potential payouts under the 2020 STIP. The target award represents the award payable upon achievement of the performance measures (Free Cash Flow—STIP per Share, Adjusted EBITDA—STIP, TRIFR, and Safety & Sustainability) described above in CD&A under the subheading “Short-Term Incentive Program” at 100% of the specified performance measures. The maximum award represents 200% of the target award value, and the threshold award represents 5% of the target award value (that is, the result if only the lowest weighted metric met the threshold). Actual payouts under the 2020 STIP are included in the 2020 Summary Compensation Table.

(2)	Represents the PSU awards granted to the NEOs in fiscal 2020. The material terms of these awards are described beginning on page 37. The maximum award represents 200% of the target award value, and the threshold award represents 10% of the target award value (that is, the result if only the lowest weighted metric met the threshold).

(3)	For Mr. Kellow, Mr. Spurbeck, Mr. Williamson, Mr. Hathhorn and Mr. Meintjes, represents RSU awards granted in fiscal 2020. For Mr. Yeates, represents non-employee director DSU awards granted in fiscal 2020. The material terms of these awards are described beginning on page 26.

(4)	Represents the grant date fair value of stock awards determined in accordance with FASB ASC Topic 718.

(5)	Represents a prorated potential payout under the 2020 STIP for time served from hire date.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The table below sets forth details about the outstanding equity awards for each of the NEOs as of December 31, 2020. We generally note that the amount ultimately realized from outstanding equity awards typically varies based on many factors, including stock price fluctuations and stock sales.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Glenn L. Kellow	02/09/2018	19,009	45,812	—	—
	02/09/2018	—	—	85,541	206,154
	01/02/2019	46,064	111,014	—	—
	01/02/2019	—	—	25,911	62,446
	01/02/2020	196,000	472,360	—	—
	01/02/2020	—	—	73,500	177,135
Mark A. Spurbeck	04/02/2018	1,259	3,034	—	—
	04/02/2018	—	—	2,518	6,068
	01/02/2019	2,960	7,134	—	—
	01/02/2019	—	—	740	1,784
	01/02/2020	21,524	51,873	—	—
	01/22/2020	14,475	34,885	—	—
	07/01/2020	27,200	65,552	—	—
	070/1/2020	—	—	10,200	24,582
Darren R. Yeates	05/08/2020	5,880	14,171	—	—
Kemal Williamson	02/09/2018	994	2,396	—	—
	02/09/2018	—	—	17,895	43,127
	01/02/2019	6,145	14,809	—	—
	01/02/2019	—	—	5,531	13,330
	01/02/2020	32,166	77,520	—	—
	01/02/2020	—	—	16,083	38,760
Marc E. Hathhorn	02/09/2018	2,360	5,688	—	—
	02/09/2018	—	—	4,720	11,375
	01/02/2019	5,962	14,368	—	—
	01/02/2019	—	—	1,491	3,592
	07/01/2019	18,338	44,195	—	—
	09/01/2019	2,202	5,307	—	—
	09/01/2019	—	—	826	1,991
	01/02/2020	40,400	97,364	—	—
	01/02/2020	—	—	15,150	36,512
Amy B. Schwetz	—	—	—	—	—
Charles F. Meintjes	02/09/2018	—	—	17,800	42,898
	01/02/2019	—	—	3,473	8,370
	01/02/2020	—	—	4,921	11,860

(1)	These RSU awards generally vest ratably on the first three anniversaries of the grant date, except that the RSU award for Mr. Hathhorn with a July 1, 2019 grant date vests in full on January 2, 2022, the RSU award for Mr. Hathhorn with a September 1, 2019 grant date generally vests ratably on January 2, 2021 and January 2, 2022, the RSU award for Mr. Spurbeck with a January 22, 2020 grant date that vests on January 22, 2021, January 2, 2022 and January 2, 2023, and the RSU award for Mr. Spurbeck with a July 1, 2020 grant date that vests on July 1, 2021, January 2, 2022 and January 2, 2023. The DSU award for Mr. Yeates, which was awarded during his time as a non-employee director, with a May 8, 2020 grant date generally vest pro rata over twelve months.

(2)	Market value was calculated based on the closing market price per share of our Common Stock on the last trading day of 2020 ($2.41 per share).

(3)	These PSU awards generally vest following a three-year performance period based on the relative achievement of the applicable performance objectives, as further described above beginning on page 37.

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2020 Option Exercises and Stock Vested

The following table summarizes the RSU awards that vested during fiscal 2020 for each of the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn L. Kellow	294,366	1,151,152
Mark A. Spurbeck	7,236	34,298
Darren R. Yeates	—	—
Kemal Williamson	93,001	336,075
Marc E. Hathhorn	25,809	111,442
Amy B. Schwetz	7,050	70,430
Charles F. Meintjes	93,888	344,343

2020 Pension Benefits

Our PIC Retirement Plan, or pension plan, is a qualified “defined benefit” pension plan. The pension plan provides a monthly annuity to eligible salaried employees when they retire. An employee must have at least five years of service to be vested in his or her benefit under the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

The pension plan was phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and service of affected employees at December 31, 2000. Each of the participants in the pension plan has had his or her pension benefits frozen and those who had less than five years of service as of December 31, 2000 became fully vested in their accrued benefit. In all cases, final average earnings for retirement purposes are capped at December 31, 2000 levels.

A participant’s retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years. Under the pension plan, “earnings” include compensation earned as base salary and up to five annual incentive awards.

The pension plan was amended effective October 6, 2020 to provide certain eligible employees a limited-time opportunity to receive the value of their pension benefits in the form of a one-time lump sum payment in December 2020.

Listed below is the actuarial present value of the current accumulated pension benefit under the pension plan as of December 31, 2020 for the NEOs as well as any payments received during the fiscal year. Due to the phase-out of the pension plan in 2001, Mr. Williamson is the only NEO who is eligible to receive a benefit under the pension plan.

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Name		Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(4)
Glenn L. Kellow	(2)	—	—	—	—
Mark A. Spurbeck	(2)	—	—	—	—
Darren R. Yeates	(2)	—	—	—	—
Kemal Williamson	(3)	PIC Retirement Plan	0.30	—	12,024
Marc E. Hathhorn	(2)	—	—	—	—
Amy B. Schwetz	(2)	—	—	—	—
Charles F. Meintjes	(2)	—	—	—	—

(1)	Due to the phase-out of our pension plan as described above, years of credited service are less than years of actual service. The actual years of service number for Mr. Williamson is 20.3.
(2)	Mr. Kellow, Mr. Spurbeck, Mr. Yeates, Mr. Hathhorn, Ms. Schwetz and Mr. Meintjes are not eligible to receive benefits under our pension plan because their employment with us began after the pension plan was phased out.
(3)	Under the terms of the phase-out, pension benefits for Mr. Williamson were frozen as of December 31, 2000, and years of credited service, for the purposes of the pension plan, ceased to accrue.
(4)	Mr. Williamson elected to receive the value of his pension plan benefits as a one-time lump sum payment in December 2020 under a broad-based in-service offering for employees over age 59 1/2. He is still employed as of December 31, 2020.

2020 Non-Qualified Deferred Compensation

All of our NEOs participated in our Non-Qualified Plan. The Non-Qualified Plan was designed to allow a select group of highly compensated management employees to make contributions in excess of certain limits imposed by the Code that apply to our tax-qualified 401(k) plan. The Non-Qualified Plan was designed to restore the benefits, including matching contributions on employee contributions, not permitted due to the limits on the qualified 401(k) plan. Investment options under the Non-Qualified Plan are generally identical to those under the qualified 401(k) plan, except that collective trust options were not available. The target date trust and retirement savings trust funds available under the qualified 401(k) plan have been replaced with target date retirement funds and a money market fund. Our NEOs were each able to defer from 1% to 10% of his or her compensation to the Non-Qualified Plan. Prior to May 13, 2020, for every $1 deferred up to 6%, Peabody contributed $1 to the Non-Qualified Plan. Effective May 13, 2020, the company match was suspended for both the qualified and non-qualified plans. Matching contributions were 100% vested effective January 1, 2019.The PIC Board approved the termination of the non-qualified defined contribution plan in May 2020. Participants in the non-qualified defined contribution plan will receive a lump sum distribution of their account balance under the plan in May 2021. Peabody has established a rabbi trust for the purpose of providing Non-Qualified Plan benefits to participants.

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The following table sets forth detail about activity for the NEOs in our Non-Qualified Plan:

Name	Plan Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Glenn L. Kellow	Non-Qualified Plan	48,900	7,650	76,315	—	616,978
Mark A. Spurbeck	Non-Qualified Plan	12,209	—	2,435	—	24,066
Darren R. Yeates	Non-Qualified Plan	—	—	—	—	—
Kemal Williamson	Non-Qualified Plan	23,616	3,512	113,255	—	1,600,236
Marc E. Hathhorn	Non-Qualified Plan	13,200	—	447	—	112,614
Amy B. Schwetz	Non-Qualified Plan	—	—	31,857	—	145,763
Charles F. Meintjes	Non-Qualified Plan	12,056	—	9,596	—	491,757

(1)	All amounts reported in these columns were reported as compensation in the last completed fiscal year in the 2020 Summary Compensation Table.
(2)	No portion of the amounts reported in this column were reported as compensation in the last completed fiscal year in the 2020 Summary Compensation Table.
(3)	Of the totals in this column, the following amounts represent registrant or executive contributions to the Non-Qualified Plan that were reported in the Summary Compensation Table for the years 2007-2019: for Mr. Kellow, $413,258; for Mr. Williamson, $266,238; for Mr. Hathhorn, $25,976; for Ms. Schwetz, $108,310; and for Mr. Meintjes, $273,955.

Potential Payments upon Termination or Change in Control

The 2019 Severance Plan, which was in effect for all of 2020, was adopted to provide transitional assistance to certain senior executives whose employment is terminated by us (for reasons other than cause, death or disability) or by the senior executive for good reason. As discussed above, in February 2019, the Board adopted the 2019 Severance Plan, effective as of January 1, 2019. Except as further described in this section, most of the NEOs, except Darren R. Yeates and Mark A. Spurbeck, are generally considered grandfathered participants for purposes of the 2019 Severance Plan.

The following table highlights the key provisions of the 2019 Severance Plan in effect during 2020 (certain terms used in the following table are defined in the 2019 Severance Plan):

Element	Severance Plan Provisions
NEOs Covered	All NEOs.
Term of Arrangement

The 2019 Severance Plan may be modified, amended or terminated at any time by the Board without notice to plan participants (“Participants”) with certain exceptions.

For a period of two years following a Change in Control, the 2019 Severance Plan may not be discontinued, terminated or amended in such a manner that decreases the Severance Payment payable to any Participant or that makes any provision less favorable for any Participant without the consent of the Participant.

The 2019 Severance Plan may not be modified, amended or terminated in a manner adverse to Participants as of the date of the modification, amendment or termination without six months’ advance written notice of such modification, amendment or termination.

Either Peabody or the executive may terminate employment at any time for any reason (other than for cause) by delivery of notice 90 days in advance of the termination date.

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Severance Benefits

Upon termination other than for cause or upon resignation for good reason, severance is equal to a 2.0x multiplier (for the NEOs other than Mr. Yeates, Mr. Spurbeck and Mr. Hathhorn) for the following (or, in the event termination occurs within two years after a Change in Control, the severance multiplier changes to 2.5x for the CEO):

•     base salary;

•     average annual cash incentive award paid for the three years preceding the year of termination; and

•     6% of base salary for the NEOs other than Mr. Yeates and Mr. Spurbeck (to compensate for company contributions he or she otherwise would have earned under our 401(k) plan).

Mr. Yeates, Mr. Spurbeck and Mr. Hathhorn’s multiples are 1.5x for the non-Change in Control severance and 2x for the Change in Control severance benefits described above. Upon termination other than for cause or upon resignation for good reason, the executive is also entitled to a pro-rata portion of the current-year annual incentive based upon actual performance for the year in which termination occurs, as well as certain medical and other benefits for up to 18 months. In addition, Mr. Hathhorn has agreed that his severance benefits and compensation under the 2019 Severance Plan will be deemed to satisfy any such severance benefit entitlement that he may have under Australian law.

Restrictive Covenants (post-termination)

Confidentiality (perpetual).

Non-compete (1 year).

Non-solicitation (1 year).

Breach will result in forfeiture of any unpaid amounts or benefits; executive will repay any portion of the severance payment previously paid to him or her.

Tax Gross-Ups	None.

While Mr. Yeates has not entered into the Company’s standard form of participation agreement for executive officers of the Company (a “Participation Agreement”) under the 2019 Severance Plan, Mr. Yeates is required pursuant to his Employment Agreement to comply with the terms of the 2019 Severance Plan and Participation Agreement during his employment and may be entitled to the benefits set forth in the 2019 Severance Plan upon certain terminations of his employment, subject to Mr. Yeates’ satisfaction of the requirements set forth in his Employment Agreement, the 2019 Severance Plan and Participation Agreement.

In light of industry conditions brought on, in part, by the COVID-19 pandemic, Mr. Kellow and Mr. Meintjes, elected to voluntarily reduce to zero their respective bonuses under the Company’s Short-Term Incentive Plan (“STIP”) for 2020 on May 6, 2020. The Board determined that the terms of the Messrs. Kellow and Meintjes’ Participation Agreements under the 2019 Severance Plan should be modified to provide that the voluntary reduction of their STIP bonuses in 2020 would not impact the calculation of severance payments in the event of a qualifying termination.

On May 6, 2020, the Board approved an addendum (“Addendum”) to the Participation Agreement with each of Messrs. Kellow and Meintjes under the 2019 Severance Plan. The purpose of each Addendum is to modify Messrs. Kellow and Meintjes’ participation in the 2019 Severance Plan to: (1) exclude, if applicable, any voluntary, discretionary reduction of such officer’s annual cash incentive award (a “Discretionary Bonus Reduction”) for 2018, 2019 or 2020 for purposes of the annual cash incentive component of such officer’s cash severance calculation; (2) exclude, if applicable, any Discretionary Bonus Reduction for 2020 for purposes of the pro-rata annual bonus calculation for 2020 for such officer in the event of the officer’s qualifying termination of employment during 2020; and (3) waive such officer’s “Good Reason” rights with respect to the Discretionary Bonus Reduction for 2020. Mr. Meintjes’ Addendum was signed by the Company and Mr. Meintjes on May 8, 2020 and Mr. Kellow’s Addendum was signed by the Company and Mr. Kellow on May 11, 2020. Mr. Meintjes was subsequently terminated without cause and per the terms of the 2019 Severance Plan will receive a prorated short-term incentive payment based on the time he was actively employed.

The table set forth on the next page reflects the amount of compensation that would have been payable to the NEOs in the event of termination of employment, including certain benefits upon an involuntary termination related to a Change in Control, under the terms of the 2019 Severance Plan and equity award agreements, as applicable. Certain terms used in the chart are defined in the 2019 Severance Plan or applicable award agreement. The amounts shown assume a termination effective as of December 31, 2020 and do not reflect the terms of the employment transition agreement entered into with Mr. Kellow on March 18, 2021. The actual amounts that would be payable can be determined only at the time of the NEO’s termination. The amount of compensation payable upon retirement is included in the table for only Mr. Williamson, as he was the only NEO eligible for retirement (age 60, with 10 years of service) in accordance with the Peabody Energy Corporation 2017 Incentive Plan as of December 31, 2020.

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Under the award agreement applicable to RSU awards, such awards generally vest in full on the grantee’s death or “disability” (as defined in the award agreement). If the grantee becomes eligible for “retirement” (as defined in the award agreement) after the grant date, the award will begin to vest on a quarterly basis (rather than an annual basis), still generally subject to continued employment.

Under the award agreements applicable to the PSU awards, in the event of the grantee’s termination of service on account of death or “disability” (as defined in the award agreement), such awards generally become earned and vest on the basis of the relative achievement of the applicable performance goals for the entire performance period. In the event of a grantee’s termination of service on account of “retirement” (as defined in the award agreement), or on account of a termination without “cause” or for “good reason” (as each such term is defined in the award agreement), other than following a change in control, a pro-rata portion of the PSUs will vest, based on the number of days that the grantee provided services to Peabody or a subsidiary during the performance period and the relative achievement of the applicable performance goals for the entire performance period.

Generally, in the event of a “change in control” (as defined for purposes of the awards), if outstanding equity awards are continued, assumed or replaced by the acquiring or surviving entity, unless otherwise determined by the Compensation Committee, the Compensation Committee will either (1) make such adjustment to the awards then outstanding as the Compensation Committee deems appropriate to reflect the change in control or (2) cause any such outstanding awards to be replaced and/or substituted by new rights by the acquiring or surviving entity after the change in control. If the awards are not to be assumed in the change in control, the Compensation Committee will generally cancel such awards in exchange for consideration (whether in cash or other property) based on the price paid per share as part of the change in control, and the Compensation Committee may in such circumstances convert the awards into cash-settled awards based on the value of the consideration Peabody’s stockholders receive in the change in control, as determined by the Compensation Committee in compliance with Section 409A of the Code.

If a grantee’s service is terminated without “cause” or for “good reason” within two years after a change in control, outstanding equity awards held by such grantee will generally vest in full. PSU awards will generally vest in such circumstances based on the relative achievement of the applicable performance goals for the full performance period.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (as of December 31, 2020)
Name and Event of Termination	Cash Severance ($)	Continued Benefits and Perquisites ($)	Other Cash Payment ($)	Accelerated and/or Continued Vesting/ Earnout of Unvested Equity Compensation ($) (1)	Excise Tax Gross-up or Cut-back ($)	Total ($)
Glenn L. Kellow
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	—	933,212	—	933,212
Involuntary Termination “Without Cause” or “For Good Reason” (3)	4,950,985	22,383	—	222,148	—	5,195,516
Involuntary Termination Related to a Change in Control (5)	6,188,732	22,383	—	933,212	—	7,144,327
Mark A. Spurbeck
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	371,618	183,019	—	554,637
Involuntary Termination “Without Cause” or “For Good Reason” (3)	1,069,078	22,383	371,618	10,401	—	1,473,480
Involuntary Termination Related to a Change in Control (8)	1,425,437	22,383	371,618	183,019	—	2,002,457
Darren R. Yeates
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	116,667	14,171	—	130,838
Involuntary Termination “Without Cause” or “For Good Reason” (3)	2,100,000	—	116,667	—	—	2,216,667
Involuntary Termination Related to a Change in Control (8)	2,800,000	—	116,667	14,171	—	2,930,838
Kemal Williamson
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	99,294	159,491	—	258,785
Involuntary Termination “Without Cause” or “For Good Reason” (3)	2,201,270	22,383	99,294	46,909	—	2,369,856
Involuntary Termination Related to a Change in Control (4)	2,201,270	22,383	99,294	159,491	—	2,482,438
Retirement (6)	—	—	99,294	46,909	—	146,203
Marc E. Hathhorn
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	93,534	200,879	—	294,413
Involuntary Termination “Without Cause” or “For Good Reason” (3)	1,451,938	22,383	93,534	18,375	—	1,586,230
Involuntary Termination Related to a Change in Control (7)	1,935,918	22,383	93,534	200,879	—	2,252,714
Charles F. Meintjes
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	95,410	45,799	—	141,209
Involuntary Termination “Without Cause” or “For Good Reason” (3)	2,507,148	22,383	95,410	45,799	—	2,670,740
Involuntary Termination Related to a Change in Control (4)	2,507,148	22,383	95,410	45,799	—	2,670,740

(1)	Reflects the value the NEO could realize as a result of the accelerated vesting of unvested RSUs and accelerated or continued vesting of unvested PSUs. Value attributed to RSU and PSU awards is based on the December 31, 2020 closing stock price of $2.41.
(2)	For all NEOs, compensation payable upon death or disability would include: (1) accrued but unused vacation; (2) earned but unpaid STIP for the year of termination; and (3) the value the NEO could realize as a result of the accelerated or continued vesting of any unvested RSUs and PSUs. Amounts do not include life insurance payments in the case of death.
(3)	For all NEOs, compensation payable would include: (1) severance payments of two times (or 1.5 times for Mr. Spurbeck, Mr. Yeates and Mr. Hathhorn) base salary; (2) a payment equal to two times (or 1.5 times for Mr. Spurbeck, Mr. Yeates and Mr. Hathhorn) the average of the actual annual incentives paid in the three prior years; (3) a payment equal to two times 6% of base salary (a payment of 1.5 times 6% of base salary for Mr. Hathhorn) to compensate the NEO for Company contributions the NEO otherwise might have received under our 401(k) plan (excluding Mr. Spurbeck and Mr. Yeates); (4) any earned but unpaid annual incentive for the year of termination; (5) continuation of benefits for 18 months (excluding Mr. Yeates); and (6) the value that could be realized based on vesting of outstanding RSU and PSU awards.

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(4)	The amounts Mr. Williamson and Mr. Meintjes would receive in the event of an involuntary termination in connection with a Change in Control, as defined in the 2019 Severance Plan or applicable award agreement, are similar to those described in footnote 3 above.
(5)	For the CEO, compensation payable would include: (1) severance payments of two and one half times base salary; (2) a payment equal to two and one half times the average of the actual annual incentives paid in the three prior years; (3) a payment equal to two and one half times 6% of base salary to compensate the CEO for Company contributions the CEO otherwise might have received under our 401(k) plan; (4) any earned but unpaid annual incentive for the year of termination; (5) continuation of benefits for 18 months; and (6) the value that could be realized based on vesting of outstanding RSU and PSU awards.
(6)	For Mr. Williamson, compensation payable would include: (1) any earned but unpaid annual incentive for the year of termination; and (2) the value that could be realized based on vesting of outstanding PSU awards.
(7)	For Mr. Hathhorn, compensation payable would include (1) severance payments of two times base salary; (2) a payment equal to two times the average of the actual annual incentives paid in the three prior years; (3) ) a payment equal to two times 6% of base salary to compensate Mr. Hathhorn for company contributions Mr. Hathhorn otherwise might have received under our 401(k) plan; (4) a pro-rata, current-year annual incentive based upon actual performance for the year in which termination occurs; (5) any earned but unpaid annual incentive for the year of termination; (6) continuation of benefits for 18 months; and (7) the value that could be realized based on vesting of outstanding RSU and PSU awards.
(8)	For Mr. Yeates and Mr. Spurbeck, compensation payable would include (1) severance payments of two times base salary; (2) a payment equal to two times the average of the actual annual incentives paid in the three prior years; (3) a pro-rata, current-year annual incentive based upon actual performance for the year in which termination occurs; (4) any earned but unpaid annual incentive for the year of termination; (5) continuation of benefits for 18 months (excluding Mr. Yeates); and (6) the value that could be realized based on vesting of outstanding RSU and PSU awards.

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PAY RATIO DISCLOSURE

The pay ratio information is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. The pay ratio was not used to make management decisions and the Board does not use this pay ratio to determine executive compensation adjustments.

Methodology to Determine Median Employee

In determining such median employee, we evaluated our 2,909 U.S. and 1,729 non-U.S. employees (other than our CEO) as of December 31, 2020 (the “Determination Date”). From this total number, we excluded 7 non-U.S. employees (consisting of five employees in China and two employees in the United Kingdom, or collectively 0.15% of our total workforce), in accordance with a de minimis exception. The remaining 4,631 employees consisted of all of our full-time, part-time and temporary employees (other than our CEO) in the United States and Australia as of the Determination Date. The median employee was selected using a total cash compensation approach, consisting of base salary, overtime and target short-term incentive levels for the period beginning on January 1, 2020 and ending on December 31, 2020, and salaries were annualized for employees who were not employed for all of 2020 as permitted by the applicable rules.

Median Employee to CEO Pay Ratio

For 2020, we calculated annual total compensation for the median employee using the same methodology as for our NEOs as described in the 2020 Summary Compensation Table within this Proxy Statement. The following table shows the compensation details for our CEO (the same amount as reported for Mr. Kellow for 2020 under the 2020 Summary Compensation Table above) and our median employee:

Individual	Total Annual Compensation ($)
Glenn L. Kellow President and	6,352,911
Chief Executive Officer
Median Employee	99,542
Pay Ratio	64 to 1

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PROPOSAL 2 – ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) require that we permit our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the CD&A, the Summary Compensation Table and accompanying executive compensation tables, and the related narrative disclosure accompanying such information. At our 2018 Annual Meeting, our stockholders approved, on an advisory basis, that an advisory vote on named executive officer compensation should be held annually. Based on such result, our Board determined that the advisory vote on our named executive officers’ compensation will be held every year until the next advisory vote on the frequency of future advisory votes on our named executive officers’ compensation. We expect the next advisory vote to approve our named executive officers’ compensation will be held at the 2022 Annual Meeting.

We believe that our compensation programs and policies reflect an overall pay-for-performance culture that is strongly aligned with the interests of our stockholders. We are committed to utilizing a mix of incentive compensation programs that will reward success in achieving Peabody’s financial objectives and growing value for stockholders, and continuing to refine these incentives to maximize company performance. The Compensation Committee of the Board has overseen the development of a compensation program designed to achieve pay-for-performance and alignment with stockholder interests, as described more fully in the CD&A section above. The compensation program was designed in a manner that we believe is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executives.

Peabody and the Board continually evaluate our compensation policies and practices to ensure they are meeting our objectives and are consistent with corporate governance best practices. As part of that process, the Compensation Committee and the Board consider the results of our stockholder advisory vote on executive compensation. The Compensation Committee will continue to routinely evaluate and, as appropriate, take into account the views of our stockholders to enhance our compensation program.

For the reasons discussed in the CD&A section above, the Board recommends that stockholders vote, on an advisory basis, in favor of the following “Say-on-Pay” resolution:

“Resolved, that the compensation paid to Peabody’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, narrative discussion and any related material disclosed in this Proxy Statement, is hereby approved.”

Because your vote is advisory, it will not be binding upon Peabody, the Board or the Compensation Committee. However, we value the views of our stockholders, and the Compensation Committee expects to continue to take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

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AUDIT COMMITTEE REPORT

Peabody’s management is responsible for preparing financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and the financial reporting process, including Peabody’s disclosure controls and procedures and internal control over financial reporting. Peabody’s independent registered public accounting firm is responsible for (i) auditing Peabody’s financial statements and expressing an opinion as to their conformity to GAAP and (ii) auditing the effectiveness of Peabody’s internal control over financial reporting and expressing an opinion as to its effectiveness. The Audit Committee of the Board, composed solely of independent directors, meets periodically with management, including the Director, Internal Audit (the employee with primary responsibility for Peabody’s internal audit functions) and others in Peabody, and Peabody’s independent registered public accounting firm to review and oversee matters relating to Peabody’s financial statements, audit services, internal audit activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants.

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP (“EY”), Peabody’s independent registered public accounting firm, Peabody’s audited financial statements for the fiscal year ended December 31, 2020. The Audit Committee has also discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received from EY the written disclosures and the letter required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, discussed with EY its independence from Peabody and Peabody’s management, and considered whether EY’s provision of non-audit services to Peabody is compatible with maintaining the auditor’s independence.

The Audit Committee conducted its own self-evaluation and evaluation of the services provided by EY during the fiscal year ended December 31, 2020. Based on its evaluation of EY, the Audit Committee reappointed EY as Peabody’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that Peabody’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE MEMBERS:

NICHOLAS J. CHIREKOS, CHAIR

ANDREA E. BERTONE

WILLIAM H. CHAMPION

MICHAEL W. SUTHERLIN

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AUDIT FEES

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young LLP has served as our independent registered public accounting firm since 1991. In approving the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, the Audit Committee considered, among other factors:

•  Audit approach and supporting tools;

•  General technical expertise;

•  Audit quality factors, including timing of procedures and engagement team workload and allocation;

•  Recent Public Company Accounting Oversight Board (PCAOB) inspection findings and Ernst & Young LLP’s responses thereto;

•  Communication and interaction with the Audit Committee and management;

•  Independence and commitment to objectivity and professional skepticism;

•  Prior year audit performance; and

•  The reasonableness and appropriateness of fees.

The following fees were paid to Ernst & Young LLP for services rendered during the fiscal years ended December 31, 2020 and 2019:

•	Audit Fees: $4,109,533 (for the fiscal year ended December 31, 2020) and $4,513,712 (for the fiscal year ended December 31, 2019) for fees associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, services provided in connection with statutory and regulatory filings or transactional requirements, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations.

•	Audit-Related Fees: $39,613 (for the fiscal year ended December 31, 2020) and $64,160 (for the fiscal year ended December 31, 2019) for assurance-related services for internal control reviews, and other attest services not required by statute.

•	Tax Fees: $155,608 (for the fiscal year ended December 31, 2020) and $176,540 (for the fiscal year ended December 31, 2019) for tax compliance, tax advice and tax planning services.

•	All Other Fees: $2,000 (for the fiscal year ended December 31, 2020) and $2,000 (for the fiscal year ended December 31, 2019) for fees related to an online research tool.

Under the Board’s established procedures, the Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm to ensure that the provisions of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee regularly reviews the amount of all billings submitted by the independent registered public accounting firm to ensure their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm.

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Under our policy and/or applicable rules and regulations, our independent registered public accounting firm is prohibited from providing the following types of services to us: (1) bookkeeping or other services related to our accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, (10) expert services unrelated to audit, (11) any services entailing a contingent fee or commission (not including fees awarded by a bankruptcy court) and (12) tax services to any of our officers whose role is in a financial reporting oversight capacity (regardless of whether we or the officer pays the fee for the services).

During the fiscal years ended December 31, 2020 and 2019, all the services described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with the procedures described above.

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Audit Committee Chair’s Letter

Number of meetings in 2020: 13

Membership and Attendance:

Members	Total Meetings Attended in 2020	Attendance Percentage of All Meetings in 2020	Meetings Attended as a Committee Member	Attendance Percentage of Meetings Held While a Committee Member
Andrea E. Bertone	13	100%	13	100%
William H. Champion	6	46.2%(1)	5	100%(1)
Nicholas J. Chirekos (Chair)	13	100%	13	100%
Michael W. Sutherlin	7	53.8%(2)	4	80%(2)

(1)	Mr. Champion attended one meeting prior to joining the Audit Committee.
(2)	Mr. Sutherlin attended three meetings prior to joining the Audit Committee.

Dear Stockholder:

On behalf of the Board, I am pleased to present this year's Audit Committee (the Committee) report. During the year in addition to our regular duties, the Committee focused on the impact of the COVID -19 pandemic on the Company, including the Company’s liquidity and the recoverability of the Company’s long-lived assets.

Committee Membership

The Committee experienced several changes during the year. We have welcomed Michael Sutherlin and William Champion to the Committee and look forward to the additional perspective they will bring given their vast experiences and background. Additionally, I was named chairperson of the Audit Committee upon the departure of Teresa Madden from the Company’s Board of Directors in July. Kenneth Moore was a member of the Committee until his resignation from the Board of Directors in June. Darren Yeates served as a member of the Committee until his appointment to the Company’s Chief Operating Officer role in November.

Annual Report

The judgements and factors that the Committee considered in reviewing the company’s financial statements are set out in the Audit Committee Report. Based on those reviews, the Audit Committee recommended to the Board that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Plans for 2021

The Committee is focused on the implementation of the new reserve and resource reporting requirements that go into effect next year.

I will be available at the Annual Meeting to answer any questions about our work.

Nicholas J. Chirekos

Audit Committee Chair

March 25, 2021

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PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has appointed Ernst & Young LLP (EY) as Peabody’s independent registered public accounting firm to audit Peabody’s financial statements for the fiscal year ending December 31, 2021. As a matter of good corporate governance, the Audit Committee submits its selection of EY to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered public accounting firm in the future. A representative of EY is expected to attend the 2021 Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement, if desired. For additional information regarding Peabody’s relationship with EY, please refer to the “Audit Committee Report” and “Audit Fees” sections above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

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STOCK OWNERSHIP

Delinquent Section 16(a) Reports

Our officers and directors and persons beneficially holding more than 10% of our Common Stock are required under the Exchange Act to file reports of ownership and changes in ownership of our Common Stock with the SEC and the NYSE. We file these reports of ownership and changes in ownership on behalf of our officers and directors.

To the best of our knowledge, based solely on our review of the copies of such reports furnished to us during the fiscal year ended December 31, 2020, filings with the SEC and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed for such fiscal year, except that for Mark A. Spurbeck, one Form 4 to report one transaction on January 22, 2020 was filed on February 5, 2020.

Security Ownership of Directors and Management and Certain Beneficial Owners

The following table sets forth information as of March 11, 2021, with respect to persons or entities who are known by Peabody to beneficially own more than 5% of our outstanding Common Stock, each current director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.

Beneficial Owners of More Than Five Percent, Directors and Management

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)(4)	Percent of Class (5)
Elliott Investment Management L.P. c/o Elliott Investment Management GP LLC 40 West 57th Street, New York, NY 10019	28,916,201(6)	29.4%
Capital Ventures International, CVI Opportunities Fund I, LLLP, CVI Opportunities Fund II, LLLP, G1 Execution Services, LLC, Susquehanna Advisors Group, Inc. and Susquehanna Securities c/o Susquehanna Advisors Group, Inc. 401 E. City Avenue, Suite 220 Bala Cynwyd, PA 19004	6,614,711(7)	6.7%
Adage Capital Partners GP, L.L.C., Adage Capital Partners L.P., Adage Capital Advisors, L.L.C. 200 Clarendon Street, 52nd Floor Boston, MA 02116	5,000,000(8)	5.1%
Blackrock, Inc. 55 East 52nd Street New York, NY 10005	4,901,754(9)	5.0%
Samantha B. Algaze	—	*
Andrea E. Bertone	—	*
William H. Champion	—	*
Nicholas J. Chirekos	4,994	*
Stephen E. Gorman	4,994	*
Marc E. Hathhorn	9,388	*
Glenn L. Kellow	534,855	*
Joe W. Laymon	4,994	*
Robert A. Malone	4,994	*
Charles F. Meintjes	139,189(10)	*
David J. Miller	—	*
Amy B. Schwetz	208,125(10)	*
Mark A. Spurbeck	14,800	*
Michael W. Sutherlin	4,994	*
Kemal Williamson	163,603	*
Darren R. Yeates	—	*
All Directors and Executive Officers as a Group, excluding the former CFO & COO (18 People)	770,408	*

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(1)	The address for all officers and directors listed is c/o Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101.

(2)	Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to shares. Unless otherwise indicated, persons and entities named in the table have sole voting and dispositive power with respect to all shares beneficially owned.

(3)	Excludes restricted stock units that remain unvested except that it includes restricted stock units that will vest and become available within 60 days of March 11, 2021.

(4)	Includes deferred stock units that have vested and will be released to our non-employee directors within 60 days of March 11, 2021. Excludes unreleasable deferred stock units held by our non-employee directors of March 11, 2021 as follows: Ms. Algaze, 17,500; Ms. Bertone, 19,715; Mr. Champion, 11,666; Mr. Chirekos, 21,877; Mr. Gorman, 21,877; Mr. Laymon, 21,877; Mr. Malone, 21,877; Mr. Miller, 17,500; Mr. Sutherlin, 21,877; and all directors as a group, 175,766. Also, excludes 17,500 deferred stock units held by Mr. Yeates as of March 11, 2021.

(5)	Applicable percentage ownership is based on 98,325,215 shares of Common Stock outstanding on March 11, 2021. An asterisk (*) indicates that the applicable person beneficially owns less than 1% of the outstanding shares. Share ownership requirements for our directors are described on page 27 under the heading “Non-Employee Director Share Ownership Requirements” and requirements for our executives are described on page 42 under the heading “Share Ownership Requirements”.

(6)	This information is based solely on a Schedule 13D/A filed by Elliott Investment Management L.P. (“EIM”), the investment manager of Elliott Associates, L.P. (“Elliott Associates”) and Elliott International, L.P. (“Elliott International” and together with Elliott Associates, the “Elliot Funds”), with the SEC on February 5, 2020, with respect to shares of Common Stock held by the Elliott Funds and/or their respective subsidiaries. According to such Schedule 13D/A, EIM beneficially owns 28,916,201 shares, and has sole voting power and sole dispositive power with respect to such shares.

(7)	This information is based solely on a Schedule 13G/A filed by Capital Ventures International, CVI Opportunities Fund I, LLLP, CVI Opportunities Fund II, LLLP, G1 Execution Services, LLC, Susquehanna Advisors Group, Inc., Susquehanna Fundamental Investments, LLC and Susquehanna Securities, LLC with the SEC on February 16, 2021. According to such Schedule 13G/A, the foregoing reporting persons beneficially own an aggregate of 6,614,711 shares. Each of the foregoing reporting persons has shared voting and shared dispositive power with respect to 6,614,711 shares. Capital Ventures International has sole voting power and sole dispositive power over 17,810 of the shares; CVI Opportunities Fund I, LLLP has sole voting power and sole dispositive power over 4,929,539 of the shares; CVI Opportunities Fund II, LLLP has sole voting power and sole dispositive power over 1,187,690 of the shares; G1 Execution Services, LLC has sole voting power and sole dispositive power over 12,952 of the shares; Susquehanna Advisors Group, Inc. has sole voting power and sole dispositive power over none of the shares; Susquehanna Fundamental Investments, LLC has sole voting power and sole dispositive power over 130,739 of the shares; Susquehanna Securities, LLC has sole voting power and sole dispositive power over 335,981 of the shares. Susquehanna Advisors Group, Inc. is the investment manager to Capital Ventures International, CVI Opportunities Fund I, LLLP and CVI Opportunities Fund II, LLLP and, as such, may exercise voting and dispositive power over the shares owned by Capital Ventures International, CVI Opportunities Fund I, LLLP and CVI Opportunities Fund II, LLLP, respectively.

(8)	This information is based solely on a Schedule 13G/A filed by Adage Capital Partners, L.P.(“ACP”), Adage Capital Partners GP, L.L.C (“ACPGP”)., Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson and Phillip Gross with the SEC on February 11, 2021. According to such Schedule 13G/A, the foregoing reporting persons beneficially own an aggregate of 5,000,000 shares. Each of the foregoing reporting persons has shared voting and shared dispositive power with respect to 5,000,000 shares. Adage Capital Partners, L.P. has sole voting power and sole dispositive power over none of the shares; Adage Capital Partners GP, L.L.C. has sole voting power and sole dispositive power over none of the shares; Adage Capital Advisors, L.L.C. has sole voting power and sole dispositive power over none of the shares; Robert Atchinson has sole voting power and sole dispositive power over none of the shares; Phillip Gross has sole voting power and sole dispositive power over none of the shares; ACP has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP's operations. Neither ACPGP nor ACA directly own any of the shares. By reason of the provisions of Rule13d-3 under the Exchange Act, ACPGP and ACA may be deemed to beneficially own the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 under the Act, each may be deemed to beneficially own the shares beneficially owned by ACP.

(9)	This information is based solely on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 2, 2021. According to such Schedule 13G, BlackRock beneficially owns 4,901,754 shares, has sole voting power with respect to 4,865,683 of the shares and shared voting power with respect to none of the shares, and has sole dispositive power with respect to 4,901,754 of the shares and shared dispositive power with respect to none of such shares.

(10)	Represents beneficial ownership balances as of the last Form 4 filed since Mr. Meintjes and Ms. Schwetz are no longer executives.

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REVIEW OF RELATED PERSON TRANSACTIONS

Policy for Approval of Related Person Transactions

Under a written policy adopted by the Board, the Nominating and Corporate Governance Committee is responsible for reviewing and approving all transactions between Peabody and certain “related persons,” such as our executive officers, directors and owners of more than 5% of our voting securities. In reviewing a transaction, the Nominating and Corporate Governance Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests and the best interests of our stockholders are permitted to be approved. No committee member may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on our website (www.peabodyenergy.com) by clicking on “Investor,” then “Governance Documents,” and then “Related Persons Transaction Policy” and is available in print to any stockholder who requests it.

On February 4, 2020, we entered into the Elliott Agreement with our largest stockholder, Elliott Investment Management, L.P., Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”). The Elliott Agreement includes provisions regarding various matters agreed between the parties thereto including, but not limited to, the appointment of directors, procedures for determining replacements for the newly appointed directors, voting commitments, “standstills” restricting certain conduct and activities during the periods specified in the Elliott Agreement, non-disparagement and other items that are addressed separately in the Elliott Agreement. A description of the Elliott Agreement and a copy thereof are included in our Form 8-K filed with the SEC on February 5, 2020.

Pursuant to the Elliott Agreement, on February 20, 2020, the Board increased the size of the Board from 10 directors to 12 directors and appointed Samantha B. Algaze, David J. Miller and Darren R. Yeates to serve as directors of Peabody. Pursuant to the Elliott Agreement, on July 15, 2020, promptly following the identification of William H. Champion as the Additional Independent Director (as defined in the Elliott Agreement), the Board appointed Mr. Champion to serve as a director of Peabody.

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ADDITIONAL INFORMATION

Communications with the Board

The Board has adopted the following procedures for stockholders and other interested persons to send communications to the Board and/or individual directors (collectively, “Stockholder Communications”).

Stockholders and other interested persons seeking to communicate with the Board and/or individual directors should submit their written communications to the Chair, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101. The Chair will forward such Stockholder Communications to each Board member (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such Stockholder Communications at the next regular meeting of the Board. If a Stockholder Communication (excluding routine advertisements and business solicitations) is addressed to a specific individual director, the Chair will forward that Stockholder Communication to the named director and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.

If a Stockholder Communication raises concerns about management’s or Peabody’s ethical conduct, it should be sent directly to our Chief Legal Officer at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101. The Chief Legal Officer will review the Stockholder Communication and, if appropriate, forward a copy of it to the Chair of the Audit Committee and, if appropriate, the Chair of the Board, and see that the subject matter is addressed by the appropriate Board committee, management and/or the full Board.

If a stockholder or other interested person seeks to communicate exclusively with our non-management directors, individually or as a group, such Stockholder Communication should be sent directly to the Corporate Secretary, who will forward it directly to the Chair of the Board. The Corporate Secretary will first consult with and receive the approval of the Chair of the Board before disclosing or otherwise discussing the Stockholder Communication with members of management or directors who are members of management.

At the direction of the Board, we reserve the right to screen all materials sent to our directors for potential security risks, harassment and/or other inappropriate content.

At our 2021 Annual Meeting, stockholders will have an opportunity to pose questions to the directors whether they attend in-person or virtually via the internet.

Process for Stockholder Proposals and Director Nominations

Stockholder Proposals Included in Our Proxy Materials

If you wish to submit a proposal for inclusion in next year’s proxy statement, we must receive the proposal on or before November 25, 2021, which is 120 calendar days prior to the anniversary of the mailing date of this year’s Proxy Statement. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted, in writing, to the Corporate Secretary, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101.

Director Nominations (including Proxy Access) and Other Matters to be Brought Before the 2022 Annual Meeting of Stockholders

Under our bylaws, the following process applies if you wish to nominate a director or bring other business before the stockholders at the 2022 Annual Meeting without having your proposal included in next year’s proxy statement.

•	You must notify the Corporate Secretary in writing at our principal executive offices between January 6, 2022 and February 5, 2022; however, if we advance the date of the meeting by more than 20 days or delay the date by more than 70 days, from May 6, 2022 then such notice must be received no earlier than 120 days before the date of the annual meeting and not later than the close of business on the later of the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•	Your notice must contain the specific information required by our bylaws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters. Our new proxy access bylaw, discussed below, has additional requirements for nominees submitted through that proxy access process. We modified our bylaws in 2015 to implement “proxy access,” a means for stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. The proxy access process under the bylaws was first available to stockholders for our 2018 Annual Meeting. These provisions permit a stockholder, or group of not more than 20 stockholders, meeting specified eligibility requirements to include director nominees in our proxy materials for annual meetings. In order to be eligible to use the proxy access provisions, eligible stockholders, among other requirements, must have owned 3% or more of our outstanding Common Stock continuously for at least three years. The maximum number of stockholder-nominated candidates under the proxy access provisions of our bylaws is equal to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors on our Board as of the last day on which a proxy access notice may be delivered. The submission process described above applies to nominees submitted through this proxy access process.

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You can obtain a copy of our bylaws, without charge, by writing to the Corporate Secretary at the address shown above or by accessing our website (www.peabodyenergy.com) and clicking on “Investor,” and then “Governance Documents.” Information on our website is not considered part of this Proxy Statement. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority.

Householding of Proxies

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and notices of internet availability with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement and/or notices of internet availability addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports, proxy statements and notices of internet availability, delivering a single annual report, proxy statement and notice of internet availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and/or notice of internet availability in the future, please notify your broker if your shares are held in a brokerage account or notify us at the address or telephone number below if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report, proxy statement and/or notice of internet availability, please notify your broker if your shares are held in a brokerage account or notify us if you hold registered shares.

At any time, you may request a separate copy of our annual report or proxy statement by sending a written request to the Corporate Secretary at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 or by calling (314) 342-3400.

Additional Filings

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at our website (www.peabodyenergy.com) by clicking on “Investor,” and then “SEC Filings.” Information on our website is not considered part of this Proxy Statement.

In accordance with SEC rules, the information contained in the Report of the Audit Committee and the Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Costs of Solicitation

The accompanying proxy is being solicited by and on behalf of the Board. Peabody is paying the cost of preparing, printing and mailing these proxy materials. We have engaged Morrow Sodali to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $20,000 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by our regular employees without additional compensation as well as by employees of Morrow Sodali. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

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OTHER BUSINESS

The Board is not aware of any matters requiring stockholder action to be presented at the 2021 Annual Meeting other than those stated in the 2021 Notice of Annual Meeting. Should other matters be properly introduced at the 2021 Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

We will provide to any stockholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the SEC. Any such request should be directed to Investor Relations, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101.

By Order of the Board of Directors,

SCOTT T. JARBOE

Chief Legal Officer and Corporate Secretary

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APPENDIX A: QUESTIONS AND ANSWERS

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?

A:	In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this Proxy Statement and the Peabody Energy Corporation 2020 Annual Report to Stockholders, by providing access to them via the internet. We believe this allows us to provide our stockholders with the information they need, while reducing delivery costs and the environmental impact of our 2021 Annual Meeting.

Some stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed which tells them how to access and review all the proxy materials on the internet. The Notice also provides information about how to submit a proxy on the internet or by telephone. If you received a Notice and would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting them in the Notice.

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to you on the internet or delivering printed versions of these materials to you by mail in connection with our solicitation of proxies to be voted at our 2021 Annual Meeting, which will take place on May 6, 2021. These materials were first made available on the internet or mailed to stockholders on or about March 25, 2021. You are invited to attend the 2021 Annual Meeting in person or virtually via the internet and requested to vote on the items described in this Proxy Statement.

Q:	What is included in these materials?

A:	These materials include:

•	Our Proxy Statement for the 2021 Annual Meeting; and

•	Our 2020 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials, they also include the proxy card/voting instruction form for the 2021 Annual Meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following proposals:

•	Election of Samantha B. Algaze, Andrea E. Bertone, William H. Champion, Nicholas J. Chirekos, Stephen E. Gorman, Glenn L. Kellow, Joe W. Laymon, Bob Malone, David J. Miller, Michael W. Sutherlin and Darren R. Yeates as directors for a one-year term;

•	Approval, on an advisory basis, of our named executive officers’ compensation;

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and

•	Any other matter properly introduced at the 2021 Annual Meeting.

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Q:	What are the Board’s voting recommendations?

A:	The Board recommends the following votes:

•	FOR the election of Samantha B. Algaze, Andrea E. Bertone, William H. Champion, Nicholas J. Chirekos, Stephen E. Gorman, Glenn L. Kellow, Joe W. Laymon, Bob Malone, David J. Miller, Michael W. Sutherlin and Darren R. Yeates as directors for a one-year term (Proposal 1);

•	FOR the approval, on an advisory basis, of our named executive officers’ compensation (Proposal 2); and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Proposal 3).

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that will be brought before the stockholders for a vote at the 2021 Annual Meeting. If any other matter is properly brought before the 2021 Annual Meeting, your proxy will authorize each of Stephen E. Gorman and Scott T. Jarboe to vote on such matters in his or her discretion.

Q:	How do I vote?

A:	If you are a stockholder of record as of the record date you may vote using any of the following methods:

•	Via the internet, by visiting the website “www.proxyvote.com” and following the instructions for internet voting on your Notice or proxy card/voting instruction form;

•	By dialing 1-800-690-6903 and following the instructions for telephone voting on your Notice or proxy card/voting instruction form;

•	If you received your proxy materials by mail, by completing and mailing your proxy card/voting instruction form; or

•	By casting your vote in person at the 2021 Annual Meeting.

If you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible. The telephone and internet voting facilities for the stockholders of record of all shares will close at 10:59 p.m. Central Time on May 5, 2021. The internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you vote by internet or telephone, or return your signed proxy card/voting instruction form, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, your shares will be voted for all matters in accordance with the Board’s voting recommendations.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may submit voting instructions by internet or telephone or, if you received your proxy materials by mail, you may complete and mail a proxy card/voting instruction form to your broker or nominee. If you provide specific voting instructions by telephone, internet or mail, your broker or nominee will vote your shares as you have directed. Ballots will be provided during the 2021 Annual Meeting to anyone who wants to vote in person at the 2021 Annual Meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker or nominee to vote in person at the 2021 Annual Meeting.

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Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before the 2021 Annual Meeting by:

•	Submitting a valid, later-dated proxy card/voting instruction form;

•	Submitting a valid, subsequent vote by telephone or the internet at any time prior to 10:59 p.m. Central Time on May 6, 2021;

•	Notifying our Corporate Secretary in writing that you have revoked your proxy; or

•	Completing a written ballot at the 2021 Annual Meeting.

If your shares are held in a brokerage account in your broker’s or nominee’s name, you should follow the instructions for changing or revoking your vote provided by your broker or nominee.

Q:	Is my vote confidential?

A:	Yes. All proxies, ballots and vote tabulations that identify how individual stockholders voted will be kept confidential and not be disclosed to our directors, officers or employees, except in limited circumstances, including:

•	When disclosure is required by law;

•	During any contested solicitation of proxies; or

•	When written comments by a stockholder appear on a proxy card/voting instruction form or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:	If your shares are held in street name and you do not instruct your broker how to vote, one of two things can happen depending on the type of proposal. Under NYSE rules, brokers have discretionary power to vote your shares on “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. We believe the only proposal that will be considered routine under NYSE rules is Proposal 3, which means your broker may vote your shares in its discretion on that item if you have not provided instructions. This is known as “broker discretionary voting.”

The election of directors (Proposal 1) and approval, on an advisory basis, of our Named Executive Officers’ compensation (Proposal 2) are considered non-routine matters. Accordingly, your broker may not vote your shares with respect to these items if you have not provided instructions. This will result in a “broker non-vote.”

We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

Q:	How many shares must be present to hold the 2021 Annual Meeting?

A:	Holders of record of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the 2021 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

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Q:	What vote is required to approve the proposals?

A:	In the election of directors (Proposal 1), the number of shares voted “For” a nominee must exceed 50% of the number of votes cast with respect to such nominee’s election for such nominee to be elected. Votes cast exclude abstentions and broker non-votes. If the number of shares voted “For” a nominee does not exceed 50% of the number of votes cast with respect to such nominee’s election, our Corporate Governance Guidelines require that such nominee promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The proposals to approve, on an advisory basis, our Named Executive Officers’ compensation (Proposal 2) and to ratify the appointment of Ernst & Young LLP (Proposal 3), will require approval by the holders of a majority of the shares present in person or by proxy at the 2021 Annual Meeting and entitled to vote. Abstentions will count as a vote against these proposals, and broker non-votes, if any, will have no effect on these proposals. Votes will be tabulated by the independent inspector of election appointed for the 2021 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:	What does it mean if I receive more than one Notice or proxy card or voting instruction form?

A:	It means your shares are registered differently or are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all your shares.

Q:	Who may attend the 2021 Annual Meeting?

A:	All our stockholders as of the close of business on March 11, 2021 may attend the 2021 Annual Meeting.

Q:	What do I need to do to attend the 2021 Annual Meeting?

A:	An admission card or other proof of ownership, together with valid government-issued photo identification such as a driver’s license or passport, are required to attend the 2021 Annual Meeting. The registration desk will open at 8:30 a.m. Central Time on the day of the meeting, and the meeting will begin at 9:00 a.m. Central Time. Please note that seating in the meeting room is limited and stockholders may be required to view the meeting from a secondary room.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the 2021 Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the 2021 Annual Meeting. We can use that to verify your share ownership and admit you to the meeting; however, you will not be able to vote your shares at the 2021 Annual Meeting without a confirmation of beneficial ownership.

For safety reasons, we will not allow anyone to bring large bags, briefcases, packages or other similar items into the meeting or secondary rooms, or to record or photograph the meeting. We will follow COVID-19 screening procedures consistent with local requirements and masks will be required by all attendees.

Stockholders can participate in the virtual annual meeting at http://www.virtualshareholdermeeting.com/BTU2021 by entering the control number found on the proxy card. Further details on how to participate in the virtual meeting are available on proxyvote.com.

As part of our precautions regarding COVID-19, we are planning for the possibility that the annual meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance.

Q:	Why are you holding a virtual annual meeting in addition to an in-person meeting?

A:	Due to the continuing public health impact of COVID-19 and to support the health and well-being of our stockholders, the 2021 Annual Meeting will be held in a virtual meeting format in addition to the in-person format. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us during the 2021 Annual Meeting so they can ask questions of the Board or management. During the live Q&A session of the 2021 Annual Meeting, we may answer questions as they come in, to the extent relevant to the business of the 2021 Annual Meeting, as time permits.

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Q:	Do I need to preregister in order to attend the in-person meeting?

A:	In order to ensure that we have ample space at the in-person meeting, we ask that stockholders or their legal proxy holders who wish to attend the 2021 Annual Meeting preregister with Peabody’s Investor Relations Department by sending an email to IR@PeabodyEnergy.com no later than 5:00 p.m. Central Time on Friday, April 30, 2021. If you have questions about the admission process, you may call 314-342-7900.

Your request must include your name, email address, mailing address, telephone number (in case we need to contact you regarding your request) and one of the following:

•	If you are a stockholder of record (i.e., you hold your shares through Peabody’s transfer agent, American Stock Transfer & Trust Company LLC (AST)), your request must include one of the following items: (i) a copy of your proxy card delivered as part of your proxy materials, (ii) a copy of your AST account statement indicating your ownership of Peabody common stock as of the record date, or (iii) the Notice Regarding the Availability of Proxy Materials, if you received one.

•	If you are a street name stockholder (i.e., you hold your shares through an intermediary, such as a bank or broker), your request must include one of the following items: (i) a copy of your voting instruction form provided by your broker or other holder of record as part of your proxy materials, (ii) a copy of a recent bank or brokerage statement indicating your ownership of Peabody common stock as of the record date, or (iii) the Notice Regarding the Availability of Proxy Materials, if you received one.

•	If you are not a stockholder, but are attending as proxy for a stockholder, your request must include a valid legal proxy. If you plan to attend as proxy for a street name stockholder, you must present a valid legal proxy from the stockholder of record (i.e., the bank, broker, or other holder of record) to the street name stockholder that is assignable and a valid legal proxy from the street name stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.

Q:	Where can I find the voting results of the 2021 Annual Meeting?

A:	We plan to announce preliminary voting results at the 2021 Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2021 Annual Meeting.

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APPENDIX B: RECONCILIATION OF CERTAIN NON-GAAP MEASURES

	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Dec. 31, 2020	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
	(In Millions, Except Per Share Amounts)
Reconciliation of Non-GAAP Financial Measures
Loss from Continuing Operations, Net of Income Taxes	$(1,859.8)
Depreciation, Depletion and Amortization	346.0
Asset Retirement Obligation Expenses	45.7
Restructuring Charges	37.9
Transaction Costs Related to Joint Ventures	23.1
Asset Impairment	1,487.4
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of
Basis Difference Related to Equity Affiliates	30.9
Interest Expense	139.8
Interest Income	(9.4)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(5.1)
Unrealized Losses on Economic Hedges	29.6
Unrealized Gains on Non-Coal Trading Derivative Contracts	(7.1)
Take-or-Pay Contract-Based Intangible Recognition	(8.2)
Income Tax Provision	8.0
Adjusted EBITDA (1)	$258.8
Pricing Collar Adjustment to STIP Performance Metric (2)	50.0
Navajo Generating Station Gain Included in STIP Performance Metric (2)	28.0
Adjusted EBITDA-STIP (3)	$336.8

Net Cash Used In Operating Activities	$(9.7)
Net Cash Used In Investing Activities	(206.7)

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	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Dec. 31, 2020	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
	(In Millions, Except Per Share Amounts)
Free Cash Flow (4)	$(216.4)
Adjustment to STIP Performance Metric (2)	—
Free Cash Flow-STIP (5)	$(216.4)

Weighted Average Diluted Shares Outstanding	97.7
Weighted Average Anti-Dilutive Shares Outstanding	—
Weighted Average Diluted Shares Outstanding-STIP(6)	97.7

(Loss) Income from Continuing Operations, Net of Income Taxes	$(1,859.8)					$(188.3)					$645.7
Interest Expense	139.8					144.2					151.3
Interest Income	(9.4)					(27.0)					(33.6)
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(1.8)					19.4					18.1
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(5.1)					67.4					(125.5)
Reorganization Items, Net	—					—					(12.8)
Income Tax Provision	8.0					46.0					18.4
Annual Operating Profit (7)	$(1,728.3)					$61.7					$661.6
Sales Contract Amortization (2)	4.2					26.6					93.0
Restructuring Charges (2)	37.9					24.3					1.2
Net Impact of Asset Impairment (2)	1,431.9					270.2					—
Income Tax Refunds, Net (2)	39.9					9.1					64.0
Net Operating Profit After Tax (8)	$(214.4)					$391.9					$819.8

Cash and Cash Equivalents		$709.2	$814.6	$848.5	$682.5		$732.2	$759.1	$853.0	$798.1		$981.9	$1,371.0	$1,451.7	$1,416.6
Available Liquidity Under Revolving Credit Facility and Accounts
Receivable Securitization Program (2)		19.5	45.5	77.6	505.2		543.6	590.4	348.9	316.0		337.2	323.6	324.2	235.9
Less: Minimum Liquidity Required (2)		(800.0)	(800.0)	(800.0)	(800.0)		(800.0)	(800.0)	(800.0)	(800.0)		(800.0)	(800.0)	(800.0)	(800.0)
Excess Cash (9)		$ (71.3)	$60.1	$126.1	$387.7		$475.8	$549.5	$401.9	$314.1		$519.1	$894.6	$975.9	$852.5

Current Portion of Long-Term Debt		$44.9	$1,600.1	$10.9	$12.6		$18.3	$23.4	$28.5	$34.8		$36.5	$42.0	$45.0	$87.1
Long-Term Debt, Less Current Portion		1,502.9	—	1,597.0	1,294.3		1,292.5	1,329.4	1,327.1	1,326.9		1,330.5	1,334.2	1,358.0	1,368.1
Total Stockholders’ Equity		981.3	1,100.8	989.3	2,533.3		2,672.5	2,985.0	3,225.8	3,262.1		3,451.6	3,288.6	3,545.3	3,650.5

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	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Dec. 31, 2020	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
	(In Millions, Except Per Share Amounts)
Cumulative Net Impact of Asset Impairment (2)		1,702.1	1,658.9	1,685.0	268.6		270.2	20.0	—	—		—	—	—	—
Less: Excess Cash (2)		—	(60.1)	(126.1)	(387.7)		(475.8)	(549.5)	(401.9)	(314.1)		(519.1)	(894.6)	(975.9)	(852.5)
Invested Capital (10)		$4,231.2	$4,299.7	$4,156.1	$3,721.1		$3,777.7	$3,808.3	$4,179.5	$4,309.7		$4,299.5	$3,770.2	$3,972.4	$4,253.2

Calculation of Non-GAAP Financial Measures
Free Cash Flow-STIP per Share (11)	$(2.21)

Average Invested Capital (12)	$4,102.0					$4,018.8					$4,073.8
ROIC (13)	-5.2%					9.7%					20.1%
ROIC (13) – 2018-2020 Average	8.2%

Note: Adjusted EBITDA; Adjusted EBITDA-STIP; Free Cash Flow; Free Cash Flow-STIP; Weighted Average Diluted Shares Outstanding-STIP; Annual Operating Profit; Net Operating Profit After Tax; Excess Cash; Invested Capital; Free Cash Flow-STIP per Share; Average Invested Capital; and ROIC are non-GAAP financial measures. Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(1) Adjusted EBITDA is defined as loss from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment’s operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment’s operating performance.

(2) Item impacting STIP performance metric, as described within the Proxy Statement under “Compensation Discussion and Analysis.”

(3) Adjusted EBITDA-STIP is equal to Adjusted EBITDA further adjusted for certain items which impact the STIP performance metric.

(4) Free Cash Flow is defined as net cash used in operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

(5) Free Cash Flow-STIP is equal to Free Cash Flow further adjusted for certain items which impact the STIP performance metric. There were no adjustments impacting the 2020 STIP performance metric. Anti-dilutive shares outstanding are not included when Free Cash Flow is negative.

(6) Weighted Average Diluted Shares Outstanding-STIP is equal to weighted average diluted shares outstanding plus weighted average anti-dilutive shares outstanding. Anti-dilution occurs when a company reports a net loss from continuing operations.

(7) Annual Operating Profit is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; net periodic benefit (credit) costs, excluding service cost; net mark-to-market adjustment on actuarially determined liabilities; and reorganization items, net. Annual Operating Profit is used by management as a measure of our financial performance.

Peabody | Notice of 2021 Annual Meeting of Stockholders and Proxy Statement	77

(8) Net Operating Profit After Tax is equal to Annual Operating Profit further adjusted for certain items which impact the STIP performance metric.

(9) Excess Cash is Peabody’s unrestricted cash and cash equivalents and available liquidity, minus Peabody’s targeted liquidity level.

(10) Invested Capital is the sum of Peabody’s total debt and stockholders’ equity, minus Excess Cash and further adjustments for certain items which impact the STIP performance metric.

(11) Free Cash Flow-STIP per Share is defined as Free Cash Flow-STIP divided by Weighted Average Diluted Shares Outstanding-STIP.

(12) Average Invested Capital is the four-quarter average of Invested Capital.

(13) ROIC is Net Operating Profit After Tax divided by Average Invested Capital.

Peabody | Notice of 2021 Annual Meeting of Stockholders and Proxy Statement	78

PEABODY ENERGY CORPORATION
701 MARKET STREET
SAINT LOUIS, MO 63101-1830

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BTU2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42567-P50783

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEABODY ENERGY CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Elect 11 directors for a one-year term

Nominees:	**For**	**Against**	**Abstain**
1a. Bob Malone	☐	☐	☐
1b. Samantha B. Algaze	☐	☐	☐
1c. Andrea E. Bertone	☐	☐	☐
1d. William H. Champion	☐	☐	☐
1e. Nicholas J. Chirekos	☐	☐	☐
1f. Stephen E. Gorman	☐	☐	☐
1g. Glenn L. Kellow	☐	☐	☐
1h. Joe W. Laymon	☐	☐	☐
1i. David J. Miller	☐	☐	☐
1j. Michael W. Sutherlin	☐	☐	☐
1k. Darren R. Yeates	☐	☐	☐

	For	**Against**	**Abstain**
The Board of Directors recommends you vote FOR proposal 2.			
2. Approve, on an advisory basis, our named executive officers' compensation.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3.			
3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D42568-P50783

PEABODY ENERGY CORPORATION
Annual Meeting of Stockholders
May 6, 2021 at 9:00 AM Central Time
This Proxy Is Solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen E. Gorman and Scott T. Jarboe, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Peabody Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Central Time on May 6, 2021, at the Marriott St. Louis West, 660 Maryville Centre Drive, St. Louis, Missouri 63141 and virtually via the Internet at http://www.virtualshareholdermeeting.com/BTU2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side